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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-089970

Prospectus Supplement to Prospectus dated August 14, 2002.

5,500,000 Shares

Common Stock

        Our common stock is listed on the New York Stock Exchange under the symbol "AEE". The last reported sale price of our common stock on January 14, 2003 was $40.70 per share.

        See "Risk Factors" on page S-7 of this prospectus supplement and beginning on page 3 of the accompanying prospectus to read about certain factors you should consider before buying shares of the common stock.

        Neither the Securities and Exchange Commission nor any other Federal or state regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial price to public	$40.50	$222,750,000
Underwriting discount	$1.32	$7,260,000
Proceeds, before expenses, to Ameren	$39.18	$215,490,000

        To the extent that the underwriters sell more than 5,500,000 shares of common stock, the underwriters have the option to purchase up to an additional 825,000 shares from Ameren Corporation at the initial price to public less the underwriting discount.

        The underwriters expect to deliver the shares against payment in New York, New York on January 21, 2003.

Goldman, Sachs & Co.	Lehman Brothers
Banc of America Securities LLC	JPMorgan

Prospectus Supplement dated January 14, 2003.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights certain information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement, including the accompanying prospectus and the documents incorporated by reference, which are described under "Where You Can Find More Information" in the accompanying prospectus. This prospectus supplement and the accompanying prospectus contain or incorporate forward-looking statements. Forward-looking statements should be read with the cautionary statements and important factors included in the accompanying prospectus under "Forward-Looking Statements."

Ameren Corporation

        Ameren is a public utility holding company registered under the Public Utility Holding Company Act of 1935 and headquartered in St. Louis, Missouri. Ameren has operating subsidiaries principally engaged in the generation, transmission and sale of electric energy and the purchase, transmission and sale of natural gas. Ameren's principal operating subsidiaries are:

  •
  Union Electric Company, or AmerenUE, which is the largest electric utility in Missouri and supplies electric service to about 1.2 million customers and natural gas service to approximately 130,000 customers in a 24,500 square mile territory in Illinois and Missouri, including the greater St. Louis area;

  •
  Central Illinois Public Service Company, or AmerenCIPS, which supplies electric service to about 325,000 customers and natural gas service to about 170,000 customers in an approximately 20,000 square mile territory in Central and Southern Illinois; and

  •
  AmerenEnergy Generating Company, which operates the non rate-regulated electric generation business of Ameren, and commenced operations on May 1, 2000 when AmerenCIPS transferred to AmerenEnergy Generating all of its net electric generating assets at net book value.

        Ameren's other principal subsidiaries are:

  •
  AmerenEnergy Resources Company, which consists of non rate-regulated operations. In addition to AmerenEnergy Generating Company, AmerenEnergy Resources' subsidiaries include AmerenEnergy Marketing Company, which markets power for periods over one year, and AmerenEnergy Fuels and Services Company, which procures fuel and manages the related risks for affiliated companies of Ameren;

  •
  AmerenEnergy, Inc., which serves as a power marketing and risk management agent for affiliated companies of Ameren for transactions of primarily less than one year;

  •
  Electric Energy, Inc., which is 60% owned by Ameren and owns and/or operates electric generation and transmission facilities in Illinois; and

  •
  Ameren Services Company, which provides shared support services to Ameren and its subsidiaries.

        Our principal executive offices are located at 1901 Chouteau Avenue, St. Louis, Missouri 63103 and our telephone number is (314) 621-3222.

        In this prospectus supplement, "Ameren," "we," "us" and "our" refer to Ameren Corporation and, unless the context otherwise indicates, do not include our subsidiaries.

CILCORP Acquisition

        On April 28, 2002, we entered into an agreement with The AES Corporation (AES) to purchase all of the outstanding common stock of CILCORP Inc. CILCORP is the parent company of Peoria, Illinois-based Central Illinois Light Company, which operates as CILCO. We also agreed to acquire AES Medina Valley (No. 4), L.L.C. which indirectly owns a 40 megawatt, gas-fired electric generation plant. The total purchase price is approximately $1.4 billion, subject to adjustment for changes in CILCORP's working capital, and includes the assumption of CILCORP and AES Medina Valley debt at closing, estimated at approximately $900 million, with the balance of the purchase price payable in cash. In September 2002, we issued to the public 8,050,000 shares of common stock with aggregate net proceeds to us of approximately $327 million to fund in advance a portion of the purchase price for CILCORP. The proceeds from the common stock being offered by this prospectus supplement and the accompanying prospectus will also be used to pay a portion of the CILCORP purchase price and for general corporate purposes.

        The purchase will include CILCO's regulated natural gas and electric businesses in Illinois serving approximately 205,000 and 200,000 customers, respectively, of which approximately 150,000 are combination electric and gas customers. CILCO's service territory is contiguous to our service territory. In addition, the purchase includes approximately 1,200 megawatts of largely coal-fired generating capacity, most of which is expected to become non-regulated during 2003.

        Upon completion of the acquisition, expected by March 2003, CILCO will become an Ameren subsidiary, but will remain a separate utility company, operating as AmerenCILCO. The transaction remains subject to the approval of the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935, clearance from the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions. We have received the necessary consents and approvals from the Illinois Commerce Commission, the Federal Energy Regulatory Commission (FERC) and the Federal Communications Commission.

        We cannot be certain that we will obtain the required approval of the SEC, that we will receive the necessary clearance from the Department of Justice or that the other closing conditions will be satisfied and cannot predict what terms and conditions, if any, may be imposed by these authorities. See "Risk Factors—We may not be able to complete our acquisition of CILCORP or to successfully integrate it into our businesses" in the accompanying prospectus.

        For the nine-month period ended September 30, 2002, CILCORP had revenues of $579 million, operating income of $79 million, and net income from continuing operations of $29 million, and at September 30, 2002, had total assets of $1.9 billion. For the year ended December 31, 2001, CILCORP had revenues of $815 million, operating income of $126 million, and net income from continuing operations of $28 million, and at December 31, 2001, had total assets of $1.8 billion. Synergies from the acquisition are expected to make the transaction accretive to our earnings per share in the first full year of operation after the transaction is completed.

Recent Developments

  Voluntary Retirement Program

        In November 2002, we announced a voluntary retirement program that was offered to approximately 1,000 of our 7,400 employees. Eligible employees had until December 20, 2002 to accept or decline the voluntary retirement program. Based on the number of acceptances, we incurred a one-time, after-tax charge to earnings in the fourth quarter of 2002 of approximately $50 million related to the voluntary retirement program.

  Capacity Reductions

        In December 2002, we announced that we were temporarily suspending operations of certain units at AmerenEnergy Generating's Meredosia, Illinois plant, representing 126 megawatts of 1940s-era generating capacity, and permanently retiring 343 megawatts of 1940s-era regulated generating capacity at AmerenUE's Venice, Illinois plant. These capacity reductions and related severance and contract termination charges resulted in an after-tax charge to earnings of approximately $10 million in the fourth quarter of 2002.

  GridAmerica LLC

        On July 31, 2002, the FERC issued an order accepting the formation of GridAmerica LLC (GridAmerica) as an independent transmission company under the Midwest Independent System Operator (Midwest ISO) subject to further compliance filings ordered by the FERC. GridAmerica was agreed to be formed by AmerenCIPS and AmerenUE, and subsidiaries of FirstEnergy Corporation and NiSource Inc. The FERC also issued an order accepting the elections made by the other Illinois utilities to join the PJM Interconnection LLC (PJM) regional transmission organization (RTO) on the condition PJM and Midwest ISO immediately begin a process to address the reliability and rate-barrier issues raised by us and other market participants in previous filings. The compliance filing to facilitate the formation and operation of GridAmerica as an independent transmission company within the Midwest ISO, as contemplated in the July 31, 2002 FERC order, was submitted to the FERC on November 1, 2002 and was conditionally accepted in a FERC order issued December 19, 2002. The November 1, 2002 filing stated that GridAmerica is scheduled to become operational in April 2003.

        Until the reliability and rate-barrier issues are resolved as ordered by the FERC, and the tariffs and other material terms of our participation in GridAmerica, and GridAmerica's participation in the Midwest ISO, are finalized and approved by the FERC, we cannot predict the impact that on-going RTO developments will have on our financial condition, results of operation or liquidity.

  FERC Standard Market Design NOPR

        On July 31, 2002, the FERC issued its standard market design notice of proposed rulemaking (NOPR). The NOPR proposes a number of changes to the way the current wholesale transmission service and energy markets are operated. Specifically, the NOPR proposes that all jurisdictional transmission facilities be placed under the control of an independent transmission provider (similar to an RTO), proposes a new transmission service tariff that provides a single form of transmission service for all users of the transmission system including bundled retail load, and proposes a new energy market and congestion management system that uses locational marginal pricing as its basis. In our initial comments on the NOPR, which were filed at the FERC on November 15, 2002, we expressed our concern with the potential impact of the proposed rules in their current form on the cost and reliability of service to retail customers. We also proposed that certain modifications be made to the proposed rules in order to protect transmission owners from the possibility of trapped transmission costs that might not be recoverable from ratepayers as a result of inconsistent regulatory policies. Until the FERC issues a final rule, we cannot predict the ultimate impact of the NOPR on our future financial position, results of operations or liquidity.

The Offering

        All of the shares of our common stock offered hereby are being sold by us.

Common stock offered	5,500,000 shares(1)
Common stock outstanding as of December 31, 2002	154,053,004 shares
Common stock outstanding as of December 31, 2002 adjusted for the offering	159,553,004 shares(1)
New York Stock Exchange symbol	"AEE"
Common stock price range from January 1, 2001 to January 14, 2003	$34.72 to $46.00
Current indicated annual dividend rate	$2.54 per share
Use of proceeds	To provide a portion of the funds required to pay the cash portion of the purchase price for our acquisition of CILCORP and for general corporate purposes.
Risk factors	You should carefully consider the information set forth under "Risk Factors" in this prospectus supplement and the accompanying prospectus before investing in our common stock.

(1)
The number of shares of common stock offered and to be outstanding immediately after this offering does not include 825,000 shares of common stock that the underwriters have an option to purchase from us within 30 days of the date of this prospectus supplement.

        For a complete description of our common stock, please refer to the "Description of Common Stock" in the accompanying prospectus.

Summary Financial Data

        The summary historical consolidated financial data of Ameren set forth below has been derived from (i) the annual consolidated financial statements of Ameren for the years 1999-2001, which have been audited by our independent accountants, and incorporated by reference in this prospectus supplement and the accompanying prospectus from Ameren's Annual Report on Form 10-K for the year ended December 31, 2001 (2001 Form 10-K), and (ii) the unaudited financial statements of Ameren for the nine months ended September 30, 2002 and 2001, incorporated by reference in this prospectus from Ameren's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed with the SEC on November 14, 2002 (September 2002 Form 10-Q). This information is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the 2001 Form 10-K and the September 2002 Form 10-Q, incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" in the accompanying prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2002	2001	2001	2000	1999
	(unaudited)
	(in millions, except per share data)
Statement of Income Data:
Operating revenues(1)	$3,338	$3,503	$4,479	$3,857	$3,536
Operating expenses(1)	2,736	2,931	3,814	3,217	2,974
Operating income	602	572	665	640	562
Income before cumulative effect of change in accounting principle	414	427	475	457	385
Cumulative effect of change in accounting principle, net of income taxes	—	(7)	(7)	—	—
Net income	414	420	469	457	385
Earnings per common share
Basic	2.88	3.06	3.41	3.33	2.81
Diluted	2.87	3.06	3.40	3.33	2.81
	As of September 30,	As of December 31,
	2002	2001	2000	1999
	(unaudited)
	(in millions)
Balance Sheet Data:
Total assets	$11,214	$10,401	$9,714	$9,178
Long-term debt obligations(2)	3,484	2,835	2,745	2,448
Preferred stock not subject to mandatory redemption	194	235	235	235
Common stockholders' equity	4,047	3,349	3,197	3,090

(1)
We adopted the provisions of Emerging Issues Task Force Issue 02-3 (EITF 02-3), "Accounting for Contracts Involved in Energy Trading and Risk Management Activities," in the third quarter of 2002. EITF 02-3 requires revenues and costs associated with certain energy contracts to be shown on a net basis in the income statement (with no impact on operating or net income). EITF 02-3 requires retroactive application to all periods in which operating revenues and operating expenses are presented. Operating revenues and operating expenses were reduced by $243 million and $10 million for the nine months ended September 30, 2002 and 2001, respectively. Operating revenues and operating expenses were each reduced by $27 million for the year ended December 31, 2001. There was no impact to amounts previously reported for the years ended December 31, 2000 and December 31, 1999.
(2)
Excluding current maturities.

RISK FACTORS

        In considering whether to purchase the common stock, you should carefully consider the risk factors beginning on page 3 of the accompanying prospectus and the following additional risk factors:

Failure to negotiate certain of our labor agreements that expire in the second quarter of 2003 may adversely affect our results of operations and financial condition.

        Certain of our employees are represented by the International Brotherhood of Electrical Workers (IBEW) and the International Union of Operating Engineers (IUOE). These employees comprise approximately 63% of our workforce. Labor agreements covering 7% of the employees were renewed for terms expiring in 2005. Labor agreements covering most of the remaining 93% of the employees represented by the IBEW and IUOE will expire in the second quarter of 2003. Negotiations with regard to the continuation of these contracts have not yet commenced. We cannot predict what issues may be raised by the collective bargaining units and, if raised, whether negotiations concerning such issues will be successfully concluded.

Our businesses are dependent on our ability to successfully access the capital markets. We may not have access to sufficient capital in the amounts and at the times needed.

        We rely on access to short-term and long-term capital markets as a significant source of liquidity for capital requirements not satisfied by our operating cash flows. The inability to raise capital on favorable terms, particularly during times of uncertainty in the capital markets, could negatively impact our ability to maintain and grow our businesses. Based on our current credit ratings, we believe that we will continue to have access to the capital markets. However, events beyond our control may create uncertainty in the capital markets such that our cost of capital would increase or our ability to access the capital markets would be adversely affected.

Increasing costs associated with our defined benefit retirement plans and other employee related benefits may adversely affect our results of operations, liquidity and financial condition.

        We made cash contributions totaling $30 million to our defined benefit retirement plans during 2002. In addition, at December 31, 2002, we expect to record a minimum pension liability of approximately $100 million after taxes which will result in a charge to other comprehensive income in stockholders' equity. This charge will result in less than a one percent change in our debt to total capitalization ratio. Based on the performance of the assets of the defined benefit retirement plans through December 31, 2002, we expect to be required under the Employee Retirement Income Security Act of 1974 to fund $150 million to $175 million annually in 2005, 2006 and 2007 in order to maintain minimum funding levels. These amounts are estimates and may change based on actual stock market performance, changes in interest rates, and any changes in government regulations. The increasing costs and funding requirements associated with our defined benefit retirement plans and other employee benefits may adversely affect our results of operations, liquidity and financial condition.

USE OF PROCEEDS

        The net proceeds to be received by us from this offering, after deducting the underwriters' discount and estimated expenses, are estimated to be approximately $215 million, or $247 million if the underwriters' option to purchase additional shares is exercised in full. We anticipate using the net proceeds from this offering of our common stock to provide a portion of the funds required to pay the cash portion of the purchase price for our acquisition of CILCORP and for general corporate purposes. Pending such uses, we may invest the net proceeds in short-term instruments.

CAPITALIZATION

        The following table sets forth our actual capitalization and short-term debt as of September 30, 2002 and as adjusted to give effect to this offering of 5,500,000 shares of our common stock, assuming no exercise of the underwriters' option to purchase additional shares. From time to time, we may issue additional debt or equity securities. The following information is qualified in its entirety by and should be read in conjunction with our consolidated financial statements, including the notes thereto, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" in the accompanying prospectus.

	As of September 30, 2002
	Actual	As Adjusted	Percentage As Adjusted
	(in millions of dollars)
Short-term debt, including current maturities of long-term debt	$261	$261	3%
Long-term debt, less current maturities	3,484	3,484	43
Preferred stock not subject to mandatory redemption	194	194	2
Common stockholders' equity	4,047	4,262	52

Total capitalization	$7,986	$8,201	100%

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

        Our common stock is listed and traded on the New York Stock Exchange under the symbol "AEE." The following table provides, for the calendar quarters indicated, the high and low prices per share on the New York Stock Exchange for the periods shown below as reported on the New York Stock Exchange Composite Tape and the amount of per-share dividends paid in the periods indicated.

Period	High	Low	Dividends Paid
2001:
First Quarter	$46.00	$37.3125	$0.635
Second Quarter	45.48	40.20	0.635
Third Quarter	43.45	36.53	0.635
Fourth Quarter	42.90	37.80	0.635
2002:
First Quarter	43.84	39.50	0.635
Second Quarter	45.25	40.20	0.635
Third Quarter	45.14	34.72	0.635
Fourth Quarter	42.69	38.75	0.635
2003:
First Quarter (through January 14, 2003)	44.73	40.21	—

        On January 14, 2003, the last reported sale price of our common stock on the New York Stock Exchange was $40.70. As of September 30, 2002, there were approximately 97,786 holders of record of our common stock. See "Description of Common Stock—Dividend Rights and Limitations" in the accompanying prospectus.

UNDERWRITING

        Ameren and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.

Underwriters	Number of Shares
Goldman, Sachs & Co.	2,750,000
Lehman Brothers Inc.	2,035,000
Banc of America Securities LLC	357,500
J.P. Morgan Securities Inc.	357,500

Total	5,500,000

        The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

        If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 825,000 shares from Ameren to cover such sales. The underwriters may exercise that option within 30 days of the date of this prospectus supplement. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportions as set forth above.

        The following table summarizes the underwriting discounts and commissions to be paid to the underwriters by Ameren. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 825,000 additional shares.

Paid by Ameren Corporation	No Exercise	Full Exercise
Per Share	$1.32	$1.32
Total	$7,260,000	$8,349,000

        Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.80 per share from the initial price to public. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $0.10 per share from the initial price to public. If all the shares are not sold at the initial price to public, the underwriters may change the offering price and the other selling terms.

        Ameren has agreed for a period of 90 days, subject to certain exceptions, and its senior executive officers have agreed for a period of 90 days, not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933 relating to, shares of its common stock, securities convertible into or exchangeable or exercisable for any shares of its common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of its common stock, without the prior written consent of Goldman, Sachs & Co.

        In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from Ameren in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares from Ameren. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short-covering transactions.

        These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

        Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to Ameren; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        Ameren estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $400,000.

        Ameren has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        From time to time, the underwriters and certain of their affiliates have engaged, and may in the future engage, in transactions (including investment banking and commercial banking transactions) with, and perform services for, Ameren and its affiliates in the ordinary course of business. Affiliates of certain of the underwriters are lenders under certain credit facilities for Ameren and its subsidiaries.

LEGAL MATTERS

        The validity of the shares will be passed upon for Ameren Corporation by Steven R. Sullivan, Esq., our Vice President Regulatory Policy, General Counsel and Secretary, and by Thelen Reid & Priest LLP, New York, New York. Certain legal matters relating to the shares will be passed upon for the underwriters by Pillsbury Winthrop LLP, New York, New York. Pillsbury Winthrop LLP represents Ameren from time to time in connection with various matters.

PROSPECTUS

$1,472,875,000

AMEREN CORPORATION

Senior Debt Securities
Subordinated Debt Securities
Common Stock
Stock Purchase Contracts
Stock Purchase Units

AMEREN CAPITAL TRUST I
AMEREN CAPITAL TRUST II
Trust Preferred Securities
Guaranteed as set forth herein by Ameren Corporation

        Ameren Corporation, Ameren Capital Trust I and Ameren Capital Trust II intend to offer these securities from time to time in one or more series with an aggregate offering price not to exceed $1,472,875,000. This prospectus provides you with a general description of these securities. We will provide specific information about the offering and the terms of these securities in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the supplements carefully before investing. This prospectus may not be used to sell any of these securities unless accompanied by a prospectus supplement.

        The common stock of Ameren Corporation is listed on the New York Stock Exchange under the symbol "AEE."

        See "Risk Factors" beginning on page 3 to read about certain factors you should consider.

        Our principal executive offices are located at 1901 Chouteau Avenue, St. Louis, Missouri 63103 and our telephone number is (314) 621-3222.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        We and the trusts may offer these securities directly or through underwriters, agents or dealers. Each prospectus supplement will provide the terms of the plan of distribution relating to each series of securities. See "Plan of Distribution."

The date of this prospectus is August 14, 2002.

RISK FACTORS

        In considering whether to purchase any of the securities being offered, you should carefully consider all the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the risk factors described below, as well as the factors listed in "Forward-Looking Statements."

The terms of AmerenUE's stipulation to settle its Missouri excess earnings complaint case will result in a charge to earnings, rate reductions and potentially increased financing requirements.

        One of our primary operating subsidiaries is Union Electric Company, or AmerenUE, which is the largest electric utility in Missouri. After AmerenUE's experimental alternative regulation plan for its Missouri retail electric customers expired on June 30, 2001, the Missouri PSC Staff filed an excess earnings complaint against AmerenUE with the Missouri PSC in July 2001. On March 1, 2002, the Missouri PSC Staff filed a recommendation that AmerenUE reduce its annual Missouri electric revenues by $246 million to $285 million. The Staff's recommendation was based on a return to traditional cost of service ratemaking, a lowered return on equity, a reduction in AmerenUE's depreciation rates and other cost of service adjustments. Hearings on the Staff's complaint began on July 11, 2002.

        On July 16, 2002, AmerenUE, the Missouri PSC Staff and all of the other parties to the proceeding submitted to the Missouri PSC a stipulation and agreement resolving this case. The Missouri PSC approved the stipulation and agreement on July 25, 2002. The stipulation and agreement includes an alternative rate regulation plan whose principal features are:

  •
  a one-time credit of $40 million to AmerenUE's Missouri retail electric customers relating to its previous alternative regulation plan that expired in June 2001,

  •
  the phase-in of $110 million of electric rate reductions through April 2004, $50 million of which is retroactively effective as of April 1, 2002, $30 million of which will become effective on April 1, 2003, and $30 million of which will become effective on April 1, 2004,

  •
  a rate moratorium providing for no requests for changes in AmerenUE's rates as established by the stipulation and agreement before January 1, 2006, and no resulting changes in rates before June 30, 2006 subject to limited statutory and other exceptions,

  •
  an annual reduction of approximately $20 million in AmerenUE's depreciation expense,

  •
  AmerenUE's commitment to fund, without recovery from ratepayers, several programs relating to low-income customer energy assistance and weatherization, energy efficiency and economic development, in the aggregate amount of approximately $26 million over the next four years, and

  •
  AmerenUE's undertaking to use commercially reasonable efforts to make energy infrastructure investments of $2.25 billion to $2.75 billion from January 1, 2002 through June 30, 2006, including additions and upgrades to its regulated generating capacity and transmission system.

        As a result of the stipulation and agreement, we expect our earnings to be reduced by approximately $0.22 per share in 2002 as a result of the program funding obligations AmerenUE has committed to make over the next four years and the annualized impact of the 2002 electric rate reduction at AmerenUE, partially offset by the decrease in AmerenUE's annual depreciation expense. The amount of energy infrastructure investment through June 2006 described in the stipulation and agreement is consistent with our previously-disclosed estimate of construction expenditures AmerenUE expects to make over the same time period. However, AmerenUE's agreement to a rate moratorium would result in these capital expenditures not becoming recoverable in rates, or earning a return, before June 30, 2006. Therefore, AmerenUE's undertakings with respect to making energy infrastructure investments and funding new programs, coupled with the rate reductions and rate moratorium described above, could result in increased financing requirements for AmerenUE. Since the stipulation and agreement permits AmerenUE to purchase a portion of its new regulated generating capacity from other Ameren companies at net book value, we expect a portion of the net proceeds of any such increased financings to be retained within the Ameren system and applied to our overall capital requirements.

        One of the rating agencies who assign ratings to our outstanding securities and those of our publicly-rated subsidiaries has not yet determined whether the stipulation and agreement would necessitate any changes to its outstanding ratings of these securities. Any adverse change in our securities ratings resulting from the stipulation and agreement could increase our cost of funds in our capital raising efforts.

Increased federal and state environmental regulation could require us to incur large capital expenditures and increase our operating costs.

        Approximately 67% of our generating capacity is coal-fired. The balance is nuclear, gas-fired, hydro and oil-fired. The U.S. Environmental Protection Agency is currently working on new ambient standards with respect to sulphur dioxide (SO2) and nitrogen oxide (NOx) emissions as well as on regulations and guidelines to regulate mercury emissions and air pollution from coal-fired power plants. In addition, the U.S. Congress has been working on legislation to consolidate the numerous air pollution regulations facing the utility industry. There is significant uncertainty with respect to the content of these regulations, guidelines and legislation.

        The State of Illinois has developed a NOx control regulation for utility generating plant boilers consistent with an EPA program aimed at reducing ozone levels in the eastern United States. In February 2002, the EPA proposed similar rules for Missouri. We currently estimate that our capital expenditures to comply with the final NOx regulations in Missouri and Illinois could range from $300 million to $350 million.

        We cannot predict the ultimate effect of any new environmental regulations, guidelines or legislation on our financial condition, results of operations and liquidity. Any of these regulations, guidelines or legislation could add significant pollution control costs to our generating assets, although perhaps not until later in the decade.

We may not be able to complete our acquisition of CILCORP or to successfully integrate it into our businesses.

        On April 28, 2002, we entered into an agreement with The AES Corporation to purchase all of the outstanding stock of CILCORP Inc., the parent company of Peoria-based Central Illinois Light Company, which operates as CILCO. We also agreed to acquire AES Medina Valley (No. 4), L.L.C. which indirectly owns a 40 megawatt, gas-fired electric generation plant. The total purchase price is approximately $1.4 billion, subject to adjustment for changes in CILCORP's working capital, and includes the assumption of CILCORP and AES Medina Valley debt at closing, estimated at approximately $900 million, with the balance of the purchase price in cash. We currently expect to finance a significant portion of the cash component of the purchase price through the issuance of common equity. The transaction is subject to various regulatory approvals, including the approval of the Illinois Commerce Commission, the SEC, the Federal Energy Regulatory Commission, the expiration of the waiting period under the Hart-Scott-Rodino Act and other closing conditions. Although we expect to complete the transaction by March 2003, we cannot be certain that all of the required approvals will be obtained, or the other closing conditions will be satisfied, within that time frame, if at all, or without terms and conditions that may have a material adverse effect on our operations. We are also relying on the continued financial stability of The AES Corporation, and on its ability to close the sale of CILCORP when the required approvals are received. In addition, if we complete the acquisition, we cannot assure you that we will be able to successfully integrate CILCO with our other businesses. If we are unable to complete the acquisition or to integrate our businesses effectively, our financial position, results of operation and liquidity may be materially adversely affected.

Our required participation in a regional transmission organization could increase our costs and reduce our control over our transmission assets.

        In December 1999, the Federal Energy Regulatory Commission issued Order 2000 requiring all utilities subject to FERC jurisdiction, to state their intentions for joining a regional transmission organization or RTO. Since January 2001, we, along with several other utilities, have been seeking approval from the FERC to participate in the Alliance RTO. In late 2001, the FERC issued an order that rejected the formation of the Alliance RTO. In that same order, the FERC granted RTO status to the Midwest Independent System Operator or MISO, of which we had previously been a member, and ordered the Alliance RTO companies and the MISO to discuss how the Alliance RTO model could be accommodated within the MISO. The Alliance RTO and MISO were unable to reach such an agreement.

        In April 2002, the FERC ordered the Alliance companies to select the RTO in which they will participate within 30 days of the order. On May 28, 2002, AmerenUE and Central Illinois Public Service Company, also a subsidiary of Ameren (referred to collectively as the Ameren companies), made a filing with the FERC indicating that we would return to the MISO, although the exact nature of our participation was subject to additional negotiations. On June 20, 2002, the Ameren companies joined with subsidiaries of FirstEnergy Corp. and NiSource Inc. in filing with the FERC a letter of intent to form a new independent transmission company, GridAmerica LLC, that would join the MISO. Pending FERC approval of the definitive agreements establishing GridAmerica, National Grid will serve as the managing member of GridAmerica and will manage the transmission assets of the three companies and participate in the MISO on behalf of GridAmerica. Other Alliance RTO companies announced their intentions to join the Pennsylvania-Jersey-Maryland (PJM) RTO. On July 25, 2002, the Ameren companies filed a motion with the FERC requesting that it condition its approval of the choices of other Illinois utilities to join the PJM RTO on MISO and PJM entering into an agreement addressing important reliability and rate barrier issues. On July 31, 2002, the FERC issued an order accepting the formation of GridAmerica as an independent transmission company under the MISO subject to further compliance filings ordered by the FERC. The FERC also issued an order accepting the elections made by the other Illinois utilities to join the PJM RTO on the condition PJM and MISO immediately begin a process to address the reliability and rate-barrier issues raised by us and other market participants in previous filings.

        Until the "seams" issues are resolved as ordered by the FERC, and the tariffs and other material terms of our participation in GridAmerica and GridAmerica's participation in the MISO are finalized and approved by the FERC, we cannot predict whether we will in fact become a member of GridAmerica or MISO, or the impact that ongoing RTO developments will have on our financial condition, results of operation or liquidity. Our revenues from customers to whom we currently provide transmission services could decrease, we will incur fees and increased costs to participate in an RTO and we may be required to expand our transmission system according to decisions made by an RTO rather than our internal planning process.

Our electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

        AmerenUE owns and operates coal, nuclear, gas-fired, hydro and oil-fired generating facilities constituting approximately 8.3 million of net kilowatt installed capability. In addition, we own and operate AmerenEnergy Generating Company, a non-regulated wholesale electricity supplier. AmerenEnergy Generating owns and operates coal, gas-fired and oil-fired generating facilities constituting approximately 4.3 million of net kilowatt installed capability. Operation of electric generating facilities involves certain risks which can adversely affect energy output and efficiency levels. Included among these risks are:

  •
  increased prices for fuel and fuel transportation as existing contracts expire,

  •
  facility shutdowns due to a breakdown or failure of equipment or processes or interruptions in fuel supply,

  •
  disruptions in the delivery of fuel and lack of adequate inventories,

  •
  labor disputes,

  •
  inability to comply with regulatory or permit requirements,

  •
  disruptions in the delivery of electricity,

  •
  operator error, and

  •
  catastrophic events such as fires, explosions, floods or other similar occurrences affecting the electric generating facilities of our subsidiaries.

        In addition, as a non-regulated owner of electric generating facilities, AmerenEnergy Generating will not have any recovery of its costs or any specified rate of return set by a regulatory body. Therefore, its revenues and results of operations will generally depend on the prices that AmerenEnergy Generating can obtain for energy and capacity in Illinois and adjacent markets. Among the factors that could influence such prices (all of which are beyond our control to a significant degree) are:

  •
  the current and future market prices for natural gas, fuel oil and coal;

  •
  current and forward prices for the sale of electricity;

  •
  the extent of additional supplies of electric energy from current competitors or new market entrants;

  •
  the pace of deregulation in its market area and the slowing expansion of deregulated markets;

  •
  the regulatory and pricing structures developed for Midwest energy markets as they continue to evolve and the pace of development of regional markets for energy and capacity outside of bilateral contracts;

  •
  future pricing for, and availability of, transmission services on transmission systems, the effect of RTOs, development and export energy transmission constraints, which could limit its ability to sell energy in markets adjacent to Illinois;

  •
  the rate of growth in electricity usage as a result of population changes, regional economic conditions and the implementation of conservation programs; and

  •
  climate conditions prevailing in the Midwest market from time to time.

Our ownership and operation of a nuclear generating facility creates business, financial and waste disposal risks.

        Through AmerenUE, we own the Callaway Nuclear Plant, which represents approximately 14% of AmerenUE's generation capability. We are, therefore, subject to the risks of nuclear generation, which include the following:

  •
  the potential harmful effects on the environment and human health resulting from the operation of nuclear facilities and the storage, handling and disposal of radioactive materials;

  •
  limitations on the amounts and types of insurance commercially available to cover losses that might arise in connection with our nuclear operations or those of others in the United States;

  •
  uncertainties with respect to contingencies and assessment amounts if insurance coverage is inadequate; and

  •
  uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed lives (our facility operating license for the Callaway plant expires in 2024).

        The Nuclear Regulatory Commission has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the NRC has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. Revised safety requirements promulgated by the NRC could necessitate substantial capital expenditures at nuclear plants such as ours. In addition, although we have no reason to anticipate a serious nuclear incident at our plant, if an incident did occur, it could harm our results of operations or financial condition. A major incident at a nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear unit.

Our energy trading and risk management strategies may not be effective in managing fuel and electricity pricing risks, which could result in unanticipated liabilities to us or increased volatility of our earnings.

        We are exposed to changes in market prices for natural gas, fuel, electricity and emission credits. Prices for natural gas, fuel, electricity and emission credits may fluctuate substantially over relatively short periods of time and expose us to commodity price risk. We utilize derivatives such as forward contracts, futures contracts, options and swaps to manage these risks. We attempt to manage our exposure from these activities through enforcement of established risk limits and risk management procedures. We cannot assure you that these strategies will be successful in managing our pricing risk, or that they will not result in net liabilities to us as a result of future volatility in these markets.

        In addition, although we routinely enter into contracts to offset our positions (i.e., to hedge our exposure to the risks of demand, market effects of weather and changes in commodity prices), we do not always hedge the entire exposure of our operations from commodity price volatility. To the extent that open positions exist, fluctuating commodity prices can improve or diminish our financial results and financial position.

The actions of regulators can significantly affect our earnings, liquidity and business activities and are largely outside our control.

        The rates that certain of our subsidiaries are allowed to charge for their services are the single most important item influencing our financial position, results of operations and liquidity. We are highly regulated and the regulation of the rates that our subsidiaries charge their customers is determined, in large part, outside of our control by governmental organizations, including the Missouri

PSC, the Illinois Commerce Commission and the FERC. We are also subject to regulation by the SEC under the Public Utility Holding Company Act of 1935. Decisions made by these regulators could have a material impact on our financial position, results of operations and liquidity.

        Steps taken and being considered at the federal and state levels continue to change the structure of the electric industry and utility regulation. At the federal level, the FERC has been mandating changes in the regulatory framework in which transmission-owning public utilities, such as AmerenUE and AmerenCIPS, operate. In Missouri, where approximately 70% of our retail electric revenues are derived, restructuring bills have been introduced but no legislation has been passed. Furthermore, no restructuring legislation was passed by the Missouri state legislature in 2002. In Illinois, the Electric Service Customer Choice and Rate Relief Law of 1997 provides for electric utility restructuring and the phasing-in through 2002 of retail direct access. Retail direct access, which allows customers to choose their electric generation supplier, was first offered to Illinois residential customers on May 1, 2002. Although retail direct access in Illinois has not had a negative effect on our revenues or liquidity and has not yet been introduced in Missouri, we expect competitive forces in the electric supply segment of our business to continue to increase.

        The potential negative consequences associated with further electric industry restructuring in our service territories, if it occurs, could be significant and could include the impairment and writedown of certain assets, including generation-related plant and net regulatory assets, lower revenues, reduced profit margins and increased costs of capital and operations expenses.

AMEREN CORPORATION

        Ameren is a public utility holding company registered under the Public Utility Holding Company Act of 1935 and does not own or operate any significant assets other than the stock of its subsidiaries. We were incorporated in Missouri on August 7, 1995. On December 31, 1997, following the receipt of all required approvals, CIPSCO Incorporated and AmerenUE combined with the result that the common shareholders of CIPSCO and AmerenUE became the common shareholders of Ameren, and Ameren became the owner of 100% of the common stock of AmerenUE and CIPSCO's subsidiaries, Central Illinois Public Service Company, or AmerenCIPS, and CIPSCO Investment Company.

        Our primary operating subsidiaries are AmerenUE, AmerenCIPS and AmerenEnergy Generating Company, which collectively are engaged principally in the generation, transmission, distribution and sale of electric energy and the purchase, distribution, transportation and sale of natural gas. AmerenUE, a first tier subsidiary, was incorporated in Missouri in 1922 and is successor to a number of companies, the oldest of which was organized in 1881. It is the largest electric utility in the State of Missouri and supplies electric and gas service in territories in Missouri and Illinois having an estimated population of 2.6 million within an area of approximately 24,500 square miles, including the greater St. Louis area. AmerenUE supplies electric service to about 1.2 million customers and natural gas service to about 130,000 customers. AmerenCIPS, also a first tier subsidiary, is an Illinois corporation organized in 1902. It supplies electric and gas utility service to territories in central and southern Illinois having an estimated population of 820,000 within an area of approximately 20,000 square miles. AmerenCIPS supplies electric service to about 325,000 customers and natural gas service to about 170,000 customers. AmerenEnergy Generating Company, an indirect wholly owned nonregulated electric generating subsidiary of AmerenEnergy Resources Company, was incorporated in Illinois in March 2000 in conjunction with the Illinois Electric Service Customer Choice and Rate Relief Law of 1997. This law provides for electric utility restructuring and introduces competition into the supply of electric energy at retail in Illinois. AmerenEnergy Generating Company, a wholesale electricity supplier, commenced operations on May 1, 2000 when AmerenCIPS transferred all of its net electric generating assets to it at net book value, consisting of certain generating facilities, all related fuel, supply, transportation, maintenance and labor agreements, approximately 45% of AmerenCIPS' employees, and some other related rights, assets and liabilities.

        We, directly or indirectly, also own all of the common stock of the following principal subsidiary companies:

  •
  CIPSCO Investment Company, a nonregulated investment company incorporated in Illinois;

  •
  Ameren Services Company, a Missouri corporation which provides administrative, accounting, legal, engineering, executive and other support services to us and our subsidiaries;

  •
  AmerenEnergy, Inc., a Missouri corporation which serves as a power marketing and risk management agent for AmerenUE and AmerenEnergy Generating Company;

  •
  Ameren Development Company, a nonregulated holding company incorporated in Missouri encompassing our nonregulated non-generation products and services; and

  •
  AmerenEnergy Resources Company, a nonregulated Illinois holding company for AmerenEnergy Generating Company and its marketing affiliate, AmerenEnergy Marketing Company, and for AmerenEnergy Fuels and Services Company, which manages coal, natural gas and fuel oil purchases for our affiliated companies on a centralized basis.

        In addition, we indirectly own 60% of the common stock of Electric Energy, Inc., which owns and/or operates electric generation and transmission facilities in Illinois that supply electric power primarily to a uranium enrichment plant located in Paducah, Kentucky.

        On April 28, 2002, we entered into an agreement with The AES Corporation to purchase all of the outstanding stock of CILCORP Inc. CILCORP is the parent company of Peoria-based Central Illinois Light Company, which operates as CILCO. We also agreed to acquire AES Medina Valley (No. 4), L.L.C. which indirectly owns a 40 megawatt, gas-fired electric generation plant. The total purchase price is approximately $1.4 billion, subject to adjustment for changes in CILCORP's working capital, and includes the assumption of CILCORP and AES Medina Valley debt at closing, estimated at approximately $900 million, with the balance of the purchase price in cash. We currently expect to finance a significant portion of the cash component of the purchase price through the issuance of new common equity. The purchase will include CILCORP's regulated natural gas and electric businesses in Illinois serving approximately 200,000 and 205,000 customers, respectively, of which approximately 150,000 are combination electric and gas customers. In addition, the purchase includes approximately 1,200 megawatts of largely coal-fired generating capacity most of which is expected to be nonregulated by closing. Upon completion of the acquisition, expected by March 2003, CILCO will become an Ameren subsidiary, but will remain a separate utility company, operating as AmerenCILCO. The transaction is subject to the approval of the Illinois Commerce Commission, the SEC, the FERC, the expiration of the waiting period under the Hart-Scott-Rodino Act and other customary closing conditions.

        In this prospectus, "Ameren," "we," "us" and "our" refer to Ameren Corporation and, unless the context otherwise indicates, do not include our subsidiaries.

AMEREN CAPITAL TRUST I AND AMEREN CAPITAL TRUST II

        Ameren Capital Trust I and Ameren Capital Trust II are identical Delaware business trusts formed to permit us to raise capital by issuing trust preferred securities under this prospectus and a prospectus supplement, and investing the proceeds in debt securities issued by us.

        We have designated The Bank of New York (Delaware), as trustee for each of the trusts, in the State of Delaware for the purpose of complying with the provisions of the Delaware Business Trust Act. At the time trust preferred securities are to be issued, the original trust agreement for each trust will be amended and restated substantially in the form filed as an exhibit to the registration statement of which this prospectus is a part, to be effective at the time of such issuance. The amended and restated trust agreement, which we will refer to in this prospectus as the "trust agreement", will be qualified as an indenture under the Trust Indenture Act of 1939. Each trust will exist for the exclusive purposes of:

  •
  issuing two classes of trust securities—trust preferred securities and trust common securities (collectively, the "trust securities")—which together represent undivided beneficial interests in the assets of the trust;

  •
  investing the gross proceeds of the trust securities in our debt securities; and

  •
  engaging in only those other activities necessary, convenient or incidental to the purposes listed above.

        Our debt securities will be the sole assets of each trust, and our payments under the debt securities will be the sole revenue of each trust. No separate financial statements of either trust will be included in this prospectus. We consider that these financial statements would not be material to holders of the trust preferred securities because the trusts would not have any independent operations and the only purposes of each trust are those described above. We do not expect that either trust will be filing annual, quarterly or special reports with the SEC. The principal place of business of each trust will be c/o Ameren Corporation, 1901 Chouteau Avenue, St. Louis, Missouri 63103.

WHERE YOU CAN FIND MORE INFORMATION

        We and the trusts have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus is part of the registration statement, but the registration statement also contains or incorporates by reference additional information and exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document that we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC's toll-free telephone number at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies, such as us, that file documents with the SEC electronically. The documents can be found by searching the EDGAR Archives of the SEC electronically.

        The SEC allows us to "incorporate by reference" the information that we file with the SEC which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and you should read it with the same care. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents previously filed with the SEC:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2001;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

  •
  our Current Reports on Form 8-K dated January 7, 2002, February 14, 2002, April 29, 2002, May 28, 2002, July 12, 2002, July 16, 2002 and July 25, 2002; and

  •
  the description of the rights to purchase shares of our Series A junior participating preferred stock contained in our registration statement on Form 8-A dated November 23, 1998.

        We are also incorporating by reference all additional documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the time that all of the securities registered are sold.

        You may request a free copy of these filings by writing or telephoning us at the following address:

  Ameren Corporation
  Attention: Secretary's Department
  P.O. Box 66149
  St. Louis, Missouri 63166-6149
  Telephone: (314) 621-3222

        You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

        The trusts will not be subject to the informational requirements of the Securities Exchange Act of 1934.

RATIOS OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges is computed by dividing our earnings by fixed charges before income taxes. For the purposes of such computations:

  •
  earnings consist of net income plus fixed charges and income taxes less preference security dividend requirements of consolidated subsidiaries; and

  •
  fixed charges consist of interest on long-term debt, net of amortization of debt discount, premium and expenses, estimated interest costs within rental expense and preference security dividend requirements of consolidated subsidiaries.

	Year Ended December 31,					Three Months Ended March 31,
	1997(1)	1998	1999	2000	2001	2001	2002
Ratio of Earnings to Fixed Charges	3.91	4.06	4.20	4.59	4.42	2.93	2.60

(1)
The ratio of earnings to fixed charges for the year ended December 31, 1997 reflects the accounting for the merger of CIPSCO Incorporated and Union Electric Company, which was completed on December 31, 1997, as a pooling of interests and is presented as if the two companies were combined as of the earliest period presented.

USE OF PROCEEDS

        Unless we state otherwise in any prospectus supplement, we may use the net proceeds we receive from any sale of the offered securities:

  •
  to finance our subsidiaries' ongoing construction and maintenance programs;

  •
  to redeem, repurchase, repay or retire outstanding indebtedness, including indebtedness of our subsidiaries;

  •
  to finance strategic investments in, or future acquisitions of, other entities or their assets, including our pending acquisition of CILCORP Inc.; and

  •
  for other general corporate purposes.

        The prospectus supplement relating to a particular offering of securities by us will identify the use of proceeds for that offering.

        The proceeds from the sale of trust preferred securities by a trust will be invested in debt securities issued by us. Except as we may otherwise describe in the related prospectus supplement, we expect to use the net proceeds from the sale of such debt securities to the applicable trust for the above purposes.

FORWARD-LOOKING STATEMENTS

        Statements made in this prospectus, any accompanying prospectus supplement and the documents described under "Where You Can Find More Information," which are not based on historical facts, are "forward-looking" and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such "forward-looking" statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include, without limitation, statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions and financial performance. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this prospectus, any accompanying prospectus supplement and the documents described under "Where You Can Find More Information," could cause results to differ materially from management expectations as suggested by such "forward-looking" statements:

  •
  the effects of the stipulation and agreement relating to the AmerenUE excess earnings complaint case and other regulatory actions, including changes in regulatory policy;

  •
  changes in laws and other governmental actions including monetary and fiscal policies;

  •
  the impact on us of current regulations related to the opportunity for customers to choose alternative energy suppliers in Illinois;

  •
  the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels;

  •
  the effects of participation in a FERC approved regional transmission organization, including activities associated with the MISO;

  •
  availability and future market prices for fuel and purchased power, electricity and natural gas, including the use of financial and derivative instruments and volatility of changes in market prices;

  •
  average rates for electricity in the Midwest;

  •
  business and economic conditions;

  •
  the impact of the adoption of new accounting standards;

  •
  interest rates and the availability of capital;

  •
  actions of rating agencies and the effects of such actions;

  •
  weather conditions;

  •
  generation plant construction, installation and performance;

  •
  the effects of strategic initiatives, including acquisitions and divestitures;

  •
  operation of nuclear power facilities and decommissioning costs;

  •
  the impact of current environmental regulations on utilities and generating companies and the expectation that more stringent requirements will be introduced over time, which could potentially have a negative financial effect;

  •
  future wages and employee benefits costs;

  •
  competition from other generating facilities including new facilities that may be developed in the future;

  •
  delays in receipt of regulatory approvals for the acquisition of CILCORP or unexpected adverse conditions or terms of those approvals;

  •
  difficulties in integrating CILCO with our other businesses;

  •
  changes in the coal markets, environmental laws or regulations or other factors adversely impacting synergy assumptions in connection with the CILCORP acquisition;

  •
  disruptions of the capital markets or other events making our access to necessary capital more difficult or costly;

  •
  cost and availability of transmission capacity for the energy generated by our generating facilities or required to satisfy energy sales made by us; and

  •
  legal and administrative proceedings.

        Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration, or continuous offering, process. Under this shelf registration process, we or the trusts may issue and sell any combination of the securities described in this prospectus in one or more offerings with a maximum aggregate offering price of up to $1,472,875,000. We and the trusts may offer any of the following securities: senior debt securities or subordinated debt securities, each of which may be convertible into our common stock, trust preferred securities and related guarantees, common stock, stock purchase contracts and stock purchase units. We may also offer warrants to purchase debt securities or shares of our common stock.

        This prospectus provides you with a general description of the securities we and the trusts may offer. Each time we or the trusts sell securities, we or the applicable trust will provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we and the trusts filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

DESCRIPTION OF DEBT SECURITIES

General

        The senior debt securities and the subordinated debt securities, which we refer to collectively as the debt securities, will represent unsecured obligations of Ameren Corporation. We may issue one or more series of debt securities directly to the public, to a trust or as part of a stock purchase unit from time to time. We expect that each series of senior debt securities or subordinated debt securities will be issued as a new series of debt securities under one of two separate indentures, as each may be amended or supplemented from time to time. We will issue the senior debt securities in one or more series under a senior indenture dated as of December 1, 2001 between us and The Bank of New York, as trustee. We will issue the subordinated debt securities in one or more series under a subordinated indenture between us and a trustee. The senior indenture, the form of the subordinated indenture and the form of supplemental indenture or other instrument establishing the debt securities of a particular series are filed as exhibits to, or will be subsequently incorporated by reference in, the registration statement of which this prospectus is a part. Each indenture will be qualified under the Trust Indenture Act of 1939. The following summaries of certain provisions of the senior indenture, the subordinated indenture and the applicable debt securities do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the senior indenture or the subordinated indenture, as the case may be, and the applicable debt securities. We may also sell hybrid or novel securities now existing or developed in the future that combine certain features of the debt securities and other securities described in this prospectus. We may be required to obtain the approval of the SEC under the Public Utility Holding Company Act of 1935 before we can issue and sell certain of these securities.

        There is no requirement under the senior indenture, nor will there be any such requirement under, the subordinated indenture that our future issuances of debt securities be issued exclusively under either indenture, and we will be free to employ other indentures or documentation, containing provisions different from those included in either indenture or applicable to one or more issuances of senior debt securities or subordinated debt securities, as the case may be, in connection with future issuances of other debt securities. Nonetheless, the debt securities registered under the registration statement of which this prospectus is a part will only be issued pursuant to an indenture (or a form thereof) that is filed as an exhibit to the registration statement.

        The senior indenture provides and the subordinated indenture will provide that the applicable debt securities will be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the senior debt securities or the subordinated debt securities of that series, as the case may be, for issuances of additional senior debt securities or subordinated debt securities of that series, as applicable. Unless otherwise described in the applicable prospectus supplement, neither indenture described above limits or will limit the aggregate amount of debt, including secured debt, we or our subsidiaries may incur.

Ranking

        The senior debt securities will be our direct unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated debt. As of March 31, 2002, our aggregate outstanding debt that would have ranked equally with the senior debt securities was approximately $663 million, including $595 million of senior debt securities outstanding under the senior indenture. In addition, we have been granted authority by the SEC to issue up to $1.5 billion of guarantees for the benefit of our non-utility subsidiaries and expect to have such guarantees outstanding from time to time in various aggregate amounts. The subordinated debt securities will be our direct unsecured general obligations and will be junior in right of payment to our Senior Indebtedness, as described under the heading "—Subordination of Subordinated Debt Securities."

        Ameren is a holding company that derives substantially all of its income from its operating subsidiaries. As a result, our cash flows and consequent ability to service our debt, including the debt securities, are dependent upon the earnings of our subsidiaries and distribution of those earnings to us and other payments or distributions of funds by our subsidiaries to us, including payments of principal and interest under intercompany indebtedness. Our operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions (except for payments required pursuant to the terms of intercompany indebtedness) to us or to otherwise pay amounts due with respect to the debt securities or to make specific funds available for such payments. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. Furthermore, except to the extent we have a priority or equal claim against our subsidiaries as a creditor, the debt securities will be effectively subordinated to debt and preferred stock at the subsidiary level because, as the common shareholder of our subsidiaries, we will be subject to the prior claims of creditors of our subsidiaries. As of March 31, 2002, our subsidiaries had approximately $3.1 billion of aggregate outstanding debt and preferred stock.

Provisions of a Particular Series

        The prospectus supplement applicable to each issuance of debt securities will specify, among other things:

  •
  the title and any limitation on aggregate principal amount of the debt securities;

  •
  the original issue date of the debt securities;

  •
  the date or dates on which the principal of any of the debt securities is payable;

  •
  the interest rate or rates, or method of calculation of such rate or rates, for the debt securities, and the date from which interest will accrue;

  •
  the terms, if any, regarding the optional or mandatory redemption of any debt securities, including the redemption date or dates, if any, and the price or prices applicable to such redemption;

  •
  the denominations in which such debt securities will be issuable;

  •
  the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities may be repaid, in whole or in part, at the option of the holder thereof;

  •
  the establishment of any office or agency where debt securities may be presented for payment, exchange or registration of transfer;

  •
  any addition to the events of default applicable to that series of debt securities and the covenants for the benefit of the holders of that series;

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  any securities exchange, if any, on which the debt securities will be listed;

  •
  the terms, if any, pursuant to which debt securities may be converted into or exchanged for shares of our capital stock or other of our securities;

  •
  any interest deferral or extension provisions;

  •
  the applicability of or any change in the subordination provisions for a series of debt securities;

  •
  the terms of any warrants we may issue to purchase debt securities; and

  •
  any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

        Unless otherwise indicated in the applicable prospectus supplement, there will be no provisions in either indenture or the related debt securities that require us to redeem, or permit the holders to cause a redemption of, those debt securities or that otherwise protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control, or grant security for other of our indebtedness.

Subordination of Subordinated Debt Securities

        The subordinated debt securities will be subordinate and junior in right of payment to all of our Senior Indebtedness, as defined below.

        No payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, the subordinated debt securities may be made if any Senior Indebtedness is not paid when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived, or the maturity of any Senior Indebtedness has been accelerated because of a default and such acceleration has not been rescinded or annulled. If provided in the applicable prospectus supplement, limited subordination periods may apply in the event of non-payment defaults relating to Senior Indebtedness in situations where there has not been an acceleration of Senior Indebtedness.

        Upon any distribution of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Indebtedness must be paid in full before the holders of the subordinated debt securities are entitled to receive or retain any payment. The rights of the holders of the subordinated debt securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the subordinated debt securities are paid in full.

        As defined in the subordinated indenture, the term "Senior Indebtedness" means:

  (1)
  obligations (other than non-recourse obligations, the indebtedness issued under the subordinated indenture and other indebtedness which is either effectively by its terms or expressly made subordinate to or pari passu with the subordinated debt securities) of, or guaranteed (except to the extent our payment obligations under any such guarantee are subordinate to or pari passu with the subordinated debt securities) or assumed by, us for

  •
  borrowed money (including both senior and subordinated indebtedness for borrowed money (other than the subordinated debt securities)); or

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  the payment of money relating to any lease which is capitalized on our balance sheet in accordance with generally accepted accounting principles as in effect from time to time; or
  (2)
  indebtedness evidenced by bonds, debentures, notes or other similar instruments, and in each case, amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations with Senior Indebtedness, whether existing as of the date of the subordinated indenture or subsequently incurred by us.

        The subordinated indenture will not limit the aggregate amount of Senior Indebtedness that we may issue. As of March 31, 2002, our outstanding Senior Indebtedness aggregated approximately $663 million.

Registration, Transfer and Exchange

        Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities, other than debt securities issued to a trust, will initially be issued in the form of one or more global securities, in registered form, without coupons, as described under "Book-Entry System." The global securities will be registered in the name of The Depository Trust Company, as depository, or its nominee, and deposited with, or on behalf of, the depository. Except in the circumstances described under "Book-Entry System," owners of beneficial interests in a global security will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of any debt securities and will not be considered the registered holders thereof under the applicable indenture.

        Debt securities of any series will be exchangeable for other debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Subject to the terms of the applicable indenture and the limitations applicable to global securities, debt securities may be presented for exchange or registration of transfer—duly endorsed or accompanied by a duly executed instrument of transfer—at the office of any transfer agent we may designate for such purpose, without service charge but upon payment of any taxes and other governmental charges as described in the applicable indenture.

        Unless otherwise indicated in the applicable prospectus supplement, the transfer agent will be the trustee under the applicable indenture. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Payment and Paying Agents

        Principal of and interest and premium, if any, on debt securities issued in the form of global securities will be paid in the manner described under "Book-Entry System."

        Unless otherwise indicated in the applicable prospectus supplement, the principal of and any premium and interest on debt securities of a particular series in the form of certificated securities will be payable at the office of the applicable trustee or at the authorized office of any paying agent or paying agents upon presentation and surrender of such debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. Unless otherwise indicated in the applicable prospectus supplement, interest on the debt securities of a particular series, other than interest at maturity, that are in the form of certificated securities will be paid by check payable in clearinghouse funds mailed to the person entitled thereto at such person's address as it appears on the register for such debt securities maintained by the applicable trustee; provided, however, a holder of certificated securities in the aggregate principal amount of $10,000,000 or more will be entitled to receive payments of interest by wire transfer of immediately available funds to a bank within the continental United States if the trustee has received appropriate wire transfer instructions on or prior to the applicable regular record date for such interest payment date.

        All monies we pay to a trustee or a paying agent for the payment of the principal of, and premium or interest, if any, on, any debt security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof.

Redemption

        Any terms for the optional or mandatory redemption of the debt securities will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, debt securities will be redeemable by us only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption, and, if less than all the debt securities of a series are to be redeemed, the particular debt securities to be redeemed will be selected by such method as shall be provided for any particular series, or in the absence of any such provision, by the trustee in such manner as it shall deem fair and appropriate.

        Any notice of redemption at our option may state that such redemption will be conditional upon receipt by the trustee or the paying agent or agents, on or prior to the dated fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest on, such debt securities and that if such money has not been so received, such notice will be of no force and effect and we will not be required to redeem such debt securities.

Events of Default

        Each of the following will constitute an event of default under the senior indenture or the subordinated indenture with respect to senior debt securities or subordinated debt securities, as the case may be, of any series:

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  failure to pay principal of or premium, if any, on any debt security of such series, as the case may be, when due and payable;

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  failure to pay interest on the debt securities of such series within 30 days after the same becomes due and payable;

  •
  failure to perform or breach of any of our other covenants or warranties in the applicable indenture (other than a covenant or warranty solely for the benefit of one or more series of debt securities other than such series) for 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 33% in aggregate principal amount of the outstanding applicable debt securities of such series;

  •
  with respect to the senior debt securities of any series, failure to pay when due and payable, after the expiration of any applicable grace period, any portion of the principal of our Debt ("Debt" means any of our outstanding funded obligations for money borrowed, whether or not evidenced by notes, debentures, bonds or other securities, reimbursement obligations under letters of credit, or guarantees of any such obligations issued by others) pursuant to a bond, debenture, note or other evidence of Debt in excess of $25,000,000 (including a default with respect to debt securities of any other series), or acceleration of such Debt for another default thereunder, without such Debt having been discharged, or such acceleration having been rescinded or annulled, within 10 days after written notice thereof to us by the trustee or to the trustee and us by the holders of at least 33% in aggregate principal amount of the senior debt securities of such series outstanding;

  •
  the occurrence of events of bankruptcy, insolvency, reorganization, assignment or receivership of Ameren, whether voluntary or involuntary, specified in the particular indenture including, without limitation, the commencement by us of a case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding in which we are adjudicated a bankrupt, our consent to an order for relief in an involuntary case under any such law, an assignment for the benefit of creditors or the taking of any corporate action by us in furtherance of any of the foregoing; or

  •
  any other event of default specified in the applicable prospectus supplement with respect to debt securities of a particular series.

        No event of default with respect to the debt securities of a particular series necessarily constitutes an event of default with respect to the debt securities of any other series issued under the applicable indenture. If provided in the applicable prospectus supplement, an event of default similar to the event of default described in the fourth bullet above may be applicable to a series of subordinated debt securities.

        If an event of default with respect to any series of debt securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount of and interest on all of the debt securities of such series to be due and payable immediately; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities under a particular indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, may make such declaration of acceleration and not the holders of the debt securities of any one of such series.

        At any time after an acceleration with respect to the debt securities of any series has been declared, but before a judgment or decree for the payment of the money due has been obtained, the event or events of default giving rise to such acceleration will be waived, and the acceleration will be rescinded and annulled, if

  •
  we pay or deposit with the trustee for such series a sum sufficient to pay all matured installments of interest on all debt securities of such series, the principal of and premium, if any, on the debt securities of such series which have become due otherwise than by acceleration and interest thereon at the rate or rates specified in such debt securities, interest upon overdue installments of interest at the rate or rates specified in such debt securities, to the extent that payment of such interest is lawful, and all amounts due to the trustee for such series under the applicable indenture; and

  •
  any other event or events of default with respect to the debt securities of such series, other than the nonpayment of the principal of and accrued interest on the debt securities of such series which has become due solely by such acceleration, have been cured or waived as provided in the applicable indenture.

        However, no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or impair any related right.

        Subject to the provisions of the applicable indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee generally will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the trustee and certain other limitations contained in the applicable indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee, with respect to the debt securities of that series; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of all those series, considered as one class, will have the right to make such direction, and not the holders of the debt securities of any one series. Any direction provided by the holders shall not be in conflict with any rule of law or with the senior indenture or the subordinated indenture, as the case may be, and will not involve the trustee in personal liability in circumstances where reasonable indemnity would not, in the trustee's sole discretion, be adequate and the trustee may take any other action it deems proper that is not inconsistent with such direction.

        The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default under the applicable indenture on behalf of all holders of debt securities of that series with respect to the debt securities of that series, except a default in the payment of principal of or any premium or interest on such debt securities. No holder of debt securities of any series may institute any proceeding with respect to the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless such holder has previously given to the trustee for such series written notice of a continuing event of default with respect to the debt securities of such series, the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default has occurred and is continuing, considered as one class, have made written request to the trustee for such series to institute such proceeding and have offered reasonable indemnity, and the trustee for such series has failed to institute such proceeding within 60 days after such notice, request and offer. Furthermore, no holder of debt securities of any series will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of those debt securities.

        Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of and premium and interest, if any, on such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.

        The trustee, within 90 days after it receives notice of the occurrence of a default with respect to the debt securities of any series, is required to give the holders of the debt securities of that series notice of such default, unless cured or waived, but, except in the case of default in the payment of principal of, or premium, if any, or interest on, the debt securities of that series, the trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so. We will be required to deliver to the trustees for the debt securities each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, we are in compliance with all conditions and covenants under the applicable indenture, determined without regard to any period of grace or requirement of notice under such indenture.

Modification

        Without the consent of any holder of debt securities, the trustee for such debt securities and we may enter into one or more supplemental indentures for any of the following purposes:

  •
  to supply omissions, cure any ambiguity or inconsistency or correct defects, which actions, in each case, are not prejudicial to the interests of the holders of debt securities of any series in any material respect;

  •
  to change or eliminate any provision of the applicable indenture, provided that any such change or elimination will become effective with respect to such series only when there is no debt security of such series outstanding created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision, or such change or elimination is applicable only to debt securities of such series issued after the effective date of such change or elimination;

  •
  to establish the form or terms of debt securities of any series as permitted by the applicable indenture;

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  to evidence the assumption of our covenants in the applicable indenture and the debt securities by any permitted successor;

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  to grant to or confer upon the trustee for any debt securities for the benefit of the holders of such debt securities, any additional rights, remedies, powers or authority;

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  to permit the trustee for any debt securities to comply with any duties imposed upon it by law;

  •
  to specify further the duties and responsibilities of, and to define further the relationship among, the trustee for any debt securities, any authenticating agent and any paying agent, and to evidence the succession of a successor trustee as permitted under the applicable indenture;

  •
  to add to our covenants for the benefit of the holders of all or any series of outstanding debt securities, to add to the security of all debt securities, to surrender any right or power conferred upon us by the applicable indenture or to add any additional events of default with respect to all or any series of outstanding debt securities; and

  •
  to make any other change that is not prejudicial to the holders of any debt securities.

        Except as provided above, the consent of the holders of a majority in aggregate principal amount of either the senior debt securities or the subordinated debt securities, as the case may be, of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the applicable indenture pursuant to one or more supplemental indentures or of modifying or waiving in any manner the rights of the holders of the applicable debt securities; provided, however, that if less than all of the series of senior debt securities or subordinated debt securities outstanding, as the case may be, are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding applicable debt securities of all series so directly affected, considered as one class, will be required.

        Notwithstanding the foregoing, no such amendment or modification may, without the consent of each holder of outstanding debt securities affected thereby:

  •
  change the maturity date of the principal of any debt security;

  •
  reduce the principal amount of, or premium payable on, any debt security;

  •
  reduce the rate of interest or change the method of calculating such rate, or extend the time of payment of interest, on any debt security;

  •
  change the coin or currency of any payment of principal of, or any premium or interest on any debt security;

  •
  change the date on which any debt security may be redeemed or adversely affect the rights of a holder to institute suit for the enforcement of any payment of principal of or any premium or interest on any debt security; or

  •
  modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to modify or amend the applicable indenture or to waive any past default.

        A supplemental indenture which changes or eliminates any covenant or other provision of the applicable indenture which has expressly been included solely for the benefit of one or more series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or provision, will be deemed not to affect the rights under the applicable indenture of the holders of the debt securities of any other series.

Defeasance and Discharge

        Unless the applicable prospectus supplement states otherwise, we may elect either:

  (1)
  to defease and be discharged from any and all obligations in respect of the debt securities of any series then outstanding under the applicable indenture (except for certain obligations to register the transfer or exchange of the debt securities of such series, replace stolen, lost or mutilated notes, maintain paying agencies and hold monies for payment in trust); or

  (2)
  to be released from the obligations of the senior indenture with respect to the senior debt securities of any series or the subordinated indenture with respect to the subordinated debt securities of any series under any covenants applicable to the debt securities of such series which are subject to covenant defeasance as described in the supplemental indenture or other instrument establishing such series.

        In the case of either (1) or (2), we are required to deposit, in trust, with the applicable trustee money or U.S. government obligations, which through the payment of interest on those obligations and principal of those obligations in accordance with their terms will provide money, in an amount sufficient, without reinvestment, to pay all the principal of, premium, if any, and interest on the debt securities of such series on the dates payments are due (which may include one or more redemption dates designated by us). This trust may only be established if, among other things, (A) no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default under the applicable indenture has occurred and is continuing on the date of the deposit, (B) the deposit will not cause the trustee to have any conflicting interest with respect to our other securities and (C) we have delivered an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes (and, in the case of paragraph (1) above, such opinion of counsel is based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law) as a result of the deposit or defeasance and will be subject to federal income tax in the same amounts, in the same manner and at the same times as if the deposit and defeasance had not occurred.

        We may exercise our defeasance option under paragraph (1) with respect to debt securities of any series notwithstanding our prior exercise of our covenant defeasance option under paragraph (2). If we exercise our defeasance option for debt securities of any series, payment of the debt securities of such series may not be accelerated because of a subsequent event of default. If we exercise our covenant defeasance option for debt securities of any series, payment of the debt securities of such series may not be accelerated by reference to a subsequent breach of any of the covenants noted under clause (2) in the preceding paragraph. In the event we omit to comply with our remaining obligations with respect to the debt securities of any series under the applicable indenture after exercising our covenant defeasance option and the debt securities of such series are declared due and payable because of the subsequent occurrence of any event of default, the amount of money and U.S. government obligations on deposit with the trustee may be insufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from that event of default. However, we will remain liable for those payments.

Consolidation, Merger and Sale or Disposition of Assets

        We have agreed not to consolidate with or merge into any other corporation or sell or otherwise dispose of our properties as or substantially as an entirety to any person, unless:

  •
  the successor or transferee corporation or the person which receives such properties pursuant to such sale, transfer or other disposition is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

  •
  the successor or transferee corporation or the person which receives such properties pursuant to such sale, transfer or other disposition assumes by supplemental indenture the due and punctual payment of the principal of and premium and interest, if any, on all the debt securities outstanding under each indenture and the performance of every covenant of each indenture to be performed or observed by us; and

  •
  we have delivered to the trustees for such debt securities an officer's certificate and an opinion of counsel as provided in each of the indentures.

        Upon any such consolidation, merger, sale, transfer or other disposition of our properties as or substantially as an entirety, the successor corporation formed by such consolidation or into which we are merged or the person to which such sale, transfer or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the applicable indenture with the same effect as if such successor corporation or person had been named as us therein, and we will be released from all obligations under the applicable indenture.

        Certain of the indentures for debt securities issued or to be issued by AmerenUE and AmerenCIPS provide that the conveyance or other transfer by either company of all or any portion of its facilities for the generation of electric energy, all of its facilities for the transmission of electric energy, or all of its facilities for the distribution of natural gas, in each case considered alone or in any combination with properties described in any other clause, shall in no event be deemed to constitute a conveyance or other transfer of all of its properties, as or substantially as an entirety.

Resignation or Removal of Trustee

        The trustee may resign at any time upon written notice to us specifying the day upon which the resignation is to take effect and such resignation will take effect immediately upon the later of the appointment of a successor trustee and such specified day. The trustee may be removed at any time with respect to debt securities of any series by an instrument or concurrent instruments in writing filed with the trustee and signed by the holders, or their attorneys-in-fact, of a majority in aggregate principal amount of that series of debt securities then outstanding. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the trustee upon notice to the holder of each debt security outstanding and the trustee, and appointment of a successor trustee.

Concerning the Trustee for Senior Debt Securities

        We and our affiliates maintain corporate trust and other normal banking relationships with The Bank of New York, the trustee under the senior indenture. Each indenture provides that our obligations to compensate the trustee and reimburse the trustee for expenses, disbursements and advances will be secured by a lien prior to that of the applicable debt securities upon the property and funds held or collected by the trustee as such.

Governing Law

        Each of the senior indenture and the subordinated indenture and the related debt securities will be governed by New York law.

DESCRIPTION OF TRUST PREFERRED SECURITIES

        This prospectus describes certain general terms of the trust preferred securities. The trust preferred securities will be issued by Ameren Capital Trust I or Ameren Capital Trust II, each a Delaware business trust which we formed by executing a trust agreement for each trust (with The Bank of New York (Delaware), as trustee, and an administrator named therein) and causing the filing of a certificate of trust for each trust with the Delaware Secretary of State. At the time trust preferred securities are to be issued by a trust, the original trust agreement for such trust will be amended and restated, to be effective at the time of such issuance. The form of amended and restated trust agreement is filed as an exhibit to the registration statement of which this prospectus is a part. The amended and restated trust agreement, which we will refer to in this prospectus as the "trust agreement," for each trust will be qualified as an indenture under the Trust Indenture Act of 1939. You should read the form of amended and restated trust agreement for provisions that may be important to you. When we offer to sell a particular series of trust preferred securities, we will describe the specific terms of that series in a prospectus supplement. The trust preferred securities will be issued pursuant to the related trust agreement, which we have summarized below. This summary is not complete.

General

        Each trust will exist for the exclusive purposes of:

  •
  issuing two classes of trust securities—trust preferred securities and trust common securities (collectively, the "trust securities")—which together represent undivided beneficial interests in the assets of such trust;

  •
  investing the gross proceeds of the trust securities in our debt securities; and

  •
  engaging in only those other activities necessary, convenient or incidental to the purposes listed above.

        Our debt securities will be the sole assets of each trust, and our payments under the debt securities will be the sole revenue of each trust. No separate financial statements of either trust will be included in this prospectus. We consider that these financial statements would not be material to holders of the trust preferred securities because the trusts would not have any independent operations and the only purposes of each trust are those described above. We do not expect that either trust will be filing annual, quarterly or special reports with the SEC. The principal place of business of each trust will be c/o Ameren Corporation, 1901 Chouteau Avenue, St. Louis, Missouri 63103.

        Each trust will exist until terminated as provided in its trust agreement. The administrators and trustees of each trust will be:

  •
  two of our employees or officers or two employees or officers of our affiliates as administrators (the "administrators");

  •
  a financial institution that will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act (the "property trustee"); and

  •
  one trustee with its principal place of business in the State of Delaware for the purpose of complying with the provisions of the Delaware Business Trust Act (the "Delaware trustee").

        The trust agreement will authorize the administrators to issue two classes of trust securities: trust preferred securities and trust common securities. We will own all of the trust common securities issued by each trust, which will rank equally in right of payment with the trust preferred securities issued by the respective trust. However, if an event of default occurs and is continuing under the trust agreement, rights of the holders of the trust common securities to payment for distributions and otherwise will be subordinated to the rights of the holders of the trust preferred securities. We will acquire trust common securities of each trust in a total liquidation amount of at least three percent of the total capital of the trust.

        Proceeds from the sale of both the trust preferred securities and the trust common securities issued by each trust will be used to purchase our debt securities, which will be held in trust by the property trustee for the benefit of the holders of the trust securities issued by the respective trust. We will guarantee the payments of distributions and payments of redemption or liquidation with respect to the trust preferred securities issued by each trust, but only to the extent the respective trust has funds available to make those payments and has not made the payments. See "Description of Guarantees" below.

        Each guarantee, when taken together with our obligations under the related debt securities, the related indenture and the related trust agreement (including our agreement to pay the expenses of the trust, other than payments in respect of the trust securities, contained in the trust agreement), will provide a full and unconditional guarantee of amounts due on the trust preferred securities issued by the respective trust. The trust preferred securities will have the terms, including distributions, redemption, voting, liquidation rights and other rights or restrictions that will be described in the related trust agreement or made part of it by the Trust Indenture Act or the Delaware Business Trust Act.

Provisions of a Particular Series

        Each trust may issue only one series of trust preferred securities. The applicable prospectus supplement will set forth the principal terms of the trust preferred securities that will be offered, including:

  •
  the name of the trust preferred securities;

  •
  the liquidation amount and number of trust preferred securities issued;

  •
  the annual distribution rate or rates or method of determining such rate or rates, the payment date or dates and the record dates used to determine the holders who are to receive distributions;

  •
  the date from which distributions will be cumulative;

  •
  the optional redemption provisions, if any, including the prices, time periods and other terms and conditions on which the trust preferred securities will be purchased or redeemed, in whole or in part;

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  the terms and conditions, if any, upon which the debt securities and the related guarantee may be distributed to holders of the trust preferred securities;

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  any securities exchange on which the trust preferred securities will be listed;

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  the terms and conditions, if any, upon which the trust preferred securities may be converted into our securities; and

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  any other relevant rights, covenants, preferences, privileges, limitations or restrictions of the trust preferred securities.

        Terms of the trust preferred securities issued by each trust will mirror the terms of the debt securities held by the respective trust. In other words, the interest rate and interest and other payment dates of each series of debt securities issued to a trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the trust preferred securities of that trust. The prospectus supplement will also set forth whether the debt securities to be issued to a trust will be senior debt securities or subordinated debt securities.

Distributions

        The trust preferred securities represent preferred, undivided, beneficial interests in the assets of the respective trust. The applicable prospectus supplement will state the annual rate, as a percentage of the liquidation amount, at which distributions on each trust preferred security will be payable, the liquidation amount and the dates on which distributions will be payable.

        Each trust will use the proceeds from the issuance and sale of the trust preferred securities to purchase debt securities. The revenue of a trust available for distribution to holders of the trust preferred securities issued by that trust will be limited to payments under those debt securities. If we do not make payments on the debt securities, a trust will not have funds available to pay distributions or other amounts payable on the trust preferred securities issued by that trust. The payment of distributions and other amounts payable on the trust preferred securities issued by a trust, if and to the extent the trust has funds legally available for and cash sufficient to make such payments, is guaranteed by us on a limited basis.

Option to Extend Interest Payment Period

        Unless the applicable prospectus supplement states otherwise, we have the right to defer the payment of interest on the debt securities at any time or from time to time for a period, which we refer to in this prospectus as an "extension period," not exceeding 20 consecutive quarterly periods with respect to each extension period. During each extension period we shall have the right to make partial payments of interest on any interest payment date. At the end of each extension period we shall pay all interest then accrued and unpaid. No extension period may extend beyond the stated maturity of the debt securities or end on a date other than an interest payment date. As a consequence of any such deferral, distributions on the trust preferred securities by a trust will be deferred during any such extension period. Distributions to which holders of the trust preferred securities are entitled will accumulate additional distributions at the rate stated in the applicable prospectus supplement. During an extension period, interest will continue to accrue and holders of debt securities, or holders of trust preferred securities while outstanding, will be required to accrue original issue discount income for United States federal income tax purposes.

        Prior to the termination of any extension period, we may further defer the payment of interest, provided that, unless the applicable prospectus supplement states otherwise, no extension period may exceed 20 consecutive quarterly periods or extend beyond the stated maturity of the debt securities. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period subject to the above conditions. No interest shall be due and payable during an extension period, except at its end. We must give the trustee notice of our election of an extension period at least one business day prior to the earlier of the date the distributions on the trust preferred securities would have been payable but for the election to begin such extension period and the date the property trustee is required to give notice to holders of the trust preferred securities of the record date or the date such distributions are payable, but in any event not less than one business day prior to such record date. The trustee will give notice of our election to begin a new extension period to the holders of the trust preferred securities.

Registration, Transfer and Exchange

        Unless otherwise indicated in the applicable prospectus supplement, each series of trust preferred securities will be issued initially in the form of one or more global securities, in registered form, without coupons, as described under "Book-Entry System." The global trust preferred securities will be registered in the name of a nominee of The Depository Trust Company, as depository, and deposited with, or on behalf of, the depository. Except in the circumstances described under "Book-Entry System," owners of beneficial interests in a global trust preferred security will not be entitled to have trust preferred securities registered in their names, will not receive or be entitled to receive physical delivery of any trust preferred securities and will not be considered the registered holders thereof under the related trust agreement.

        Trust preferred securities of any series will be exchangeable for other trust preferred securities of the same series of any authorized denominations of a like aggregate liquidation amount and tenor. Subject to the terms of the trust agreement and the limitations applicable to global securities, trust preferred securities may be presented for exchange or registration of transfer—duly endorsed or accompanied by a duly executed instrument of transfer—at the office of the property trustee, without service charges but upon payment of any taxes and other governmental charges as described in the trust agreement. Such transfer or exchange will be effected upon the property trustee being satisfied with the documents of title and identity of the person making the request.

        The property trustee will not be required to issue, register the transfer of, or exchange any trust preferred securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any trust preferred securities called for redemption and ending at the close of business on the day of mailing or register the transfer of, or exchange, any trust preferred securities selected for redemption except, in the case of any trust preferred security to be redeemed in part, the portion thereof not to be so redeemed.

Payment and Paying Agents

        Distributions and other payments on trust preferred securities issued in the form of global securities will be paid in the manner described under "Book-Entry System."

        Unless otherwise indicated in the applicable prospectus supplement, distributions and other payments with respect to trust preferred securities that are in the form of certificated securities will be made by check mailed to the person entitled thereto at such person's address as such address appears on the securities register for the trust securities maintained by the property trustee. The paying agent initially will be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrators. If the property trustee is no longer the paying agent, the property trustee will appoint a successor, which must be a bank or trust company reasonably acceptable to the administrators, to act as paying agent. Such paying agent will be permitted to resign as paying agent upon 30 days' written notice to the property trustee and the administrators at which time the paying agent will return all unclaimed funds and all other funds in its possession to the property trustee.

Redemption

        Upon the repayment or redemption, in whole or in part, of the debt securities held by a trust, the proceeds shall be applied by the property trustee to redeem a Like Amount, as defined below, of the trust securities issued by that trust, upon not less than 30 nor more than 60 days' notice, unless otherwise indicated in a prospectus supplement, at a redemption price equal to the aggregate liquidation amount of the trust preferred securities plus accumulated but unpaid distributions to but excluding the redemption date and the related amount of the premium, if any, paid by us upon the concurrent redemption of the debt securities. If less than all the debt securities held by a trust are to be repaid or redeemed on a redemption date, then the proceeds from the repayment or redemption shall be allocated to the redemption proportionately of the trust preferred securities and the trust common securities issued by that trust based on the relative liquidation amounts of the classes. The amount of premium, if any, paid by us upon the redemption of all or any part of the debt securities held by a trust to be repaid or redeemed on a redemption date shall be allocated to the redemption proportionately of the trust preferred securities and the trust common securities issued by that trust.

        Unless the applicable prospectus supplement states otherwise, we will have the right to redeem the debt securities held by a trust:

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  on or after the date fixed for redemption as stated in the applicable prospectus supplement, in whole at any time or in part from time to time; or

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  prior to the date fixed for redemption as stated in the applicable prospectus supplement, in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event or an Investment Company Event, each as defined below.

        "Like Amount" means:

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  with respect to a redemption of trust securities, trust securities having a liquidation amount equal to that portion of the principal amount of debt securities to be contemporaneously redeemed in accordance with the applicable indenture, allocated to the trust common securities and to the trust preferred securities based upon the relative liquidation amounts of the classes; and

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  with respect to a distribution of debt securities to holders of trust securities in connection with a dissolution or liquidation of a trust, debt securities having a principal amount equal to the liquidation amount of the trust securities of the holder to whom the debt securities are distributed.

        "Tax Event" means the receipt by a trust of an opinion of counsel to us experienced in relevant matters to the effect that, as a result of any amendment to, or change—including any announced prospective change—in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority of or in the United States, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying these laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance by a trust of trust preferred securities, including, without limitation, any of the foregoing arising with respect to, or resulting from, any proposal, proceeding or other action commencing on or before the date of issuance, there is more than an insubstantial risk that:

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  the trust is, or will be within 90 days of the delivery of the opinion, subject to United States federal income tax with respect to income received or accrued on the debt securities we have issued to that trust;

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  interest payable by us on the debt securities is not, or within 90 days of the delivery of the opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes; or

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  the trust is, or will be within 90 days of the delivery of the opinion, subject to more than an insubstantial amount of other taxes, duties or other governmental charges.

        "Investment Company Event" means the receipt by a trust of an opinion of counsel to us experienced in these matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change—including any announced prospective change—in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance by that trust of trust preferred securities.

        If and for so long as a trust is the holder of all the debt securities issued by us to that trust, we will pay, with respect to the debt securities, such additional amounts as may be necessary in order that the amount of distributions then due and payable by a trust on the outstanding trust preferred securities and trust common securities of a trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which that trust has become subject, including as a result of a Tax Event.

Redemption Procedures

        Trust preferred securities of a trust redeemed on each redemption date shall be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the debt securities held by that trust. Redemptions of trust preferred securities shall be made and the redemption price shall be payable on each redemption date only to the extent that a trust has funds on hand available for the payment of the redemption price. See also "—Subordination of Trust Common Securities."

        If a trust gives a notice of redemption in respect of any trust preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, in the case of trust preferred securities held in book-entry form, the property trustee will deposit irrevocably with the depository funds sufficient to pay the applicable redemption price and will give the depository irrevocable instructions and authority to pay the redemption price to the holders of the trust preferred securities. With respect to trust preferred securities not held in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the trust preferred securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the trust preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any trust preferred securities called for redemption shall be payable to the holders of the trust preferred securities on the relevant record dates for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of the deposit all rights of the holders of the trust preferred securities so called for redemption will cease, except the right of the holders of the trust preferred securities to receive the redemption price, and any distribution payable in respect of the trust preferred securities, but without interest on the redemption price, and the trust preferred securities will cease to be outstanding. In the event that payment of the redemption price in respect of trust preferred securities called for redemption is improperly withheld or refused and not paid either by a trust or by us pursuant to the guarantee as described under "Description of Guarantees," distributions on the trust preferred securities will continue to accumulate at the then applicable rate, from the redemption date originally established by a trust for the trust preferred securities it issues to the date the redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

        If less than all the trust preferred securities and trust common securities are to be redeemed on a redemption date, then the aggregate liquidation amount of the trust preferred securities and trust common securities to be redeemed shall be allocated proportionately to the trust preferred securities and the trust common securities based upon the relative liquidation amounts of the classes. The particular trust preferred securities to be redeemed shall be selected on a proportionate basis not more than 60 days prior to the redemption date by the property trustee from the outstanding trust preferred securities not previously called for redemption, or if the trust preferred securities are then held in the form of a global trust preferred security, in accordance with the depository's customary procedures. The property trustee shall promptly notify the securities registrar for the trust securities in writing of the trust preferred securities selected for redemption and, in the case of any trust preferred securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the trust agreements, unless the context otherwise requires, all provisions relating to the redemption of trust preferred securities shall relate, in the case of any trust preferred securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of trust preferred securities which has been or is to be redeemed.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of trust preferred securities to be redeemed at its address appearing on the securities register for the trust securities. Unless we default in payment of the redemption price on the related debt securities, on and after the redemption date interest will cease to accrue on the debt securities or portions of them called for redemption.

Subordination of Trust Common Securities

        If on any distribution date or redemption date a payment event of default with respect to the underlying debt securities has occurred and is continuing, no payment on or in respect of the related trust common securities shall be made unless all amounts due in respect of the related trust preferred securities (including the liquidation amount or redemption price, if applicable) shall have been paid or payment provided for. All funds immediately available to the respective property trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the trust preferred securities then due and payable.

        In the case of any event of default, as defined below, resulting from an event of default with respect to the underlying debt securities, the holders of trust common securities will be deemed to have waived any right to act with respect to any event of default under the related trust agreement until the effects of all events of default with respect to the related trust preferred securities have been cured, waived or otherwise eliminated. See "—Events of Default" and "Description of Debt Securities—Events of Default." Until all events of default under the related trust agreement with respect to the trust preferred securities have been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities and not on behalf of the holders of the trust common securities, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Dissolution

        In the event of any liquidation of a trust, the applicable prospectus supplement will state the amount payable on the trust preferred securities issued by that trust as a dollar amount per trust preferred security plus accumulated and unpaid distributions to the date of payment, subject to certain exceptions, which may be in the form of a distribution of the amount in debt securities held by that trust.

        The holders of all the outstanding trust common securities of a trust have the right at any time to dissolve the trust and, after satisfaction of liabilities to creditors of the trust as provided by applicable law, cause the debt securities held by that trust to be distributed in liquidation of the trust to the holders of the trust preferred securities and trust common securities issued by the trust.

        Pursuant to the related trust agreement, unless the applicable prospectus supplement states otherwise, a trust will automatically dissolve upon expiration of its term or, if earlier, will dissolve on the first to occur of:

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  events of bankruptcy, dissolution or liquidation involving us or the holder of the trust common securities, as specified in the trust agreement;

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  the giving by the holder of the trust common securities issued by the trust of written direction to the property trustee to dissolve the trust, which direction, subject to the foregoing restrictions, is optional and wholly within the discretion of the holder of the trust common securities;

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  the redemption of all the trust preferred securities issued by the trust in connection with the repayment or redemption of all the debt securities as described under "—Redemption"; and

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  the entry of an order for the dissolution of the trust by a court of competent jurisdiction.

        If dissolution of a trust occurs as described in the first, second or fourth bullet point above, the trust will be liquidated by the property trustee as expeditiously as the property trustee determines to be possible by distributing, after satisfaction of liabilities to creditors of the trust as provided by applicable law, to the holders of the trust securities issued by the trust a Like Amount of the related debt securities. If such distribution is not practical, or, if a dissolution of a trust occurs as described in the third bullet point above, the holders will be entitled to receive out of the assets of the trust available for distribution to holders, after satisfaction of liabilities to creditors of the trust as provided by applicable law, an amount equal to, in the case of holders of the trust preferred securities, the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. In this prospectus we refer to this amount as the "liquidation distribution." If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on its trust preferred securities shall be paid on a proportionate basis. The holders of the trust common securities issued by the trust will be entitled to receive distributions upon any liquidation proportionately with the holders of the trust preferred securities, except that if a payment event of default has occurred and is continuing on the related debt securities, the trust preferred securities shall have a priority over the trust common securities. See "—Subordination of Trust Common Securities."

        After the liquidation date is fixed for any distribution of debt securities we have issued to a trust,

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  the trust preferred securities issued by that trust will no longer be deemed to be outstanding,

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  the depository or its nominee, as the registered holder of the trust preferred securities, will receive a registered global certificate or certificates representing the debt securities to be delivered upon the distribution with respect to the trust preferred securities held by the depository or its nominee, and

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  any certificates representing the trust preferred securities not held by the depository or its nominee will be deemed to represent the debt securities having a principal amount equal to the stated liquidation amount of the trust preferred securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the trust preferred securities until the certificates are presented to the security registrar for the trust securities for transfer or reissuance.

        If we do not redeem the debt securities we have issued to a trust prior to the stated maturity and the trust is not liquidated and the debt securities are not distributed to holders of the trust preferred securities issued by that trust, the trust preferred securities will remain outstanding until the repayment of the debt securities and the distribution of the liquidation distribution to the holders of the trust preferred securities.

        There can be no assurance as to the market prices for trust preferred securities or the related debt securities that may be distributed in exchange for trust preferred securities if a dissolution and liquidation of a trust were to occur. Accordingly, the trust preferred securities that an investor may purchase, or the related debt securities that the investor may receive on dissolution and liquidation of a trust, may trade at a discount to the price that the investor paid to purchase the trust preferred securities offered hereby.

Certain Covenants

        In connection with the issuance of trust preferred securities by a trust, we will agree:

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  to continue to hold, directly or indirectly, 100% of the trust common securities of any trust to which debt securities have been issued while such debt securities are outstanding, provided that certain successors that are permitted pursuant to the applicable indenture may succeed to our ownership of the trust common securities;

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  not to voluntarily dissolve, wind up or liquidate a trust to which debt securities have been issued, other than in connection with a distribution of debt securities to the holders of the trust preferred securities in liquidation of a trust or in connection with certain mergers, consolidations or amalgamations permitted by the applicable trust agreement; and

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  to use our reasonable efforts, consistent with the terms and provisions of the applicable trust agreement, to cause each trust to which debt securities have been issued to continue not to be taxable other than as a grantor trust for United States federal income tax purposes.

        Unless the applicable prospectus supplement states otherwise, we will also agree that we will not, directly or indirectly (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, (2) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of ours that rank equally with, or junior to, the debt securities (or, with respect to senior deferrable debt securities, make any payment of interest on senior deferrable debt securities with similar deferral provisions or make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank junior to such senior deferrable debt securities), or (3) make any guarantee payments with respect to any guarantee issued by us if such guarantee ranks equally with, or junior to, the debt securities (or, with respect to senior deferrable debt securities, make any guarantee payments with respect to any guarantee issued by us if such guarantee ranks junior to such senior deferrable debt securities), other than, in each case:

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  repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan;

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  as a result of an exchange or conversion of any class or series of our capital stock, or any capital stock of a subsidiary of ours, for any class or series of our capital stock or of any class or series of our then outstanding indebtedness for any class or series of our capital stock;

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  the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

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  payments under any guarantee executed and delivered by us concurrently with the issuance of any trust preferred securities;

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  any declaration of a dividend in the form of capital stock in connection with any shareholders' rights plan, or the issuance of rights to capital stock under any shareholders' rights plan, or the redemption or repurchase of rights pursuant to any such plan; or

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  any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on a parity with or junior to the stock, if at such time

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  we have actual knowledge of any event that (a) with the giving of notice or the lapse of time, or both, would constitute an event of default under the applicable indenture, and (b) we have not taken reasonable steps to cure the same;

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  we are in default with respect to our payment of any obligations under any guarantee executed and delivered by us concurrently with the issuance of any trust preferred securities; or

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  an extension period is continuing.

        We will also agree that, if and for so long as a trust is the holder of all debt securities issued by us in connection with the issuance of trust preferred securities by that trust and that trust is required to pay any additional taxes, duties or other governmental charges, including in connection with a Tax Event, we will pay as additional sums on the debt securities the amounts that may be required so that the distributions payable by that trust will not be reduced as a result of any additional taxes, duties or other governmental charges.

Events of Default

        Any one of the following events constitutes an event of default with respect to the trust preferred securities issued by a trust under the related trust agreement:

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  default by the trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

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  default by the trust in the payment of any redemption price of any trust security issued by that trust when it becomes due and payable;

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  default in the performance, or breach, in any material respect, of any covenant or warranty of the property trustee and the Delaware trustee in the trust agreement, other than as described above, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the appropriate trustees and to us by the holders of at least 33% in aggregate liquidation amount of the outstanding trust preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement;

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  the occurrence of an event of default under the applicable indenture relating to the debt securities held by a trust (see "Description of Debt Securities—Events of Default");

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  the occurrence of events of bankruptcy or insolvency with respect to the property trustee or all or substantially all of its property if a successor property trustee has not been appointed within 90 days of the occurrence; or

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  the occurrence of events of bankruptcy or insolvency with respect to the trust specified in the related trust agreement including, without limitation, the filing of a petition under any applicable bankruptcy, insolvency, reorganization or other similar law, being adjudged a bankrupt, the consent to the institution of bankruptcy or insolvency proceedings against it, an assignment for the benefit of creditors or the taking of other corporate actions in furtherance of the foregoing.

        Within five business days after the occurrence of certain events of default actually known to the respective property trustee, the property trustee will transmit notice of the event of default to the respective holders of trust securities and the respective administrators, unless the event of default has been cured or waived. Within five business days after the receipt of notice that we intend to exercise our right under the applicable indenture to defer the payment of interest on the related debt securities, the property trustee must notify the holders and the administrators that we intend to defer these interest payments, unless we have revoked our determination to do so.

        The applicable trust agreement includes provisions as to the duties of the property trustee in case an event of default occurs and is continuing. Consistent with these provisions, the property trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders unless those holders have offered to the property trustee reasonable indemnity. Subject to these provisions for indemnification, the holders of a majority in liquidation amount of the related outstanding trust preferred securities may direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or exercising any trust or power conferred on the property trustee, with respect to the related trust preferred securities.

        The holders of at least a majority in aggregate liquidation amount of the outstanding trust preferred securities issued by a trust may waive any past default under the applicable trust agreement except:

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  a default in the payment of any distribution when it becomes due and payable or any redemption price;

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  a default with respect to certain covenants and provisions of the applicable trust agreement that cannot be modified or amended without consent of the holder of each outstanding trust preferred security issued by that trust; and

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  a default under the applicable indenture that the holders of a majority in liquidation amount of the trust preferred securities would not be entitled to waive under the applicable trust agreement.

        If an event of default under the applicable indenture has occurred and is continuing as a result of any failure by us to pay any amounts when due in respect of the related debt securities issued by us to a trust, the related trust preferred securities will have a preference over the related trust common securities with respect to payments of any amounts in respect of the trust preferred securities as described above. See "—Subordination of Trust Common Securities," "—Liquidation Distribution Upon Dissolution" and "Description of Debt Securities—Events of Default."

        We must furnish annually to each property trustee a statement by an appropriate officer as to that officer's knowledge of our compliance with all conditions and covenants under the respective trust agreement. Also, the administrators for each trust must file, on behalf of the respective trust, a statement as to our compliance with all conditions and covenants under the respective trust agreement.

Voting Rights; Amendment of Trust Agreement

        Except as provided below and under "—Resignation, Removal of Property Trustee and Delaware Trustee; Appointment of Successors" and "Description of Guarantees—Amendments and Assignment" and as otherwise required by law and the applicable trust agreement, the holders of the trust preferred securities issued by a trust will have no voting rights.

        The trust agreement applicable to a trust may be amended from time to time by the holders of a majority in liquidation amount of its trust common securities and the respective property trustee, without the consent of the holders of the trust preferred securities issued by the trust:

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  to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such trust agreement, provided that any such amendment does not adversely affect in any material respect the interests of any holder of trust securities;

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  to facilitate the tendering, remarketing and settlement of the trust preferred securities, as contemplated in the trust agreement;

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  to modify, eliminate or add to any provisions of the trust agreement to the extent as may be necessary to ensure that a trust will not be taxable other than as a grantor trust for United States federal income tax purposes at any time that any trust securities are outstanding or to ensure that a trust will not be required to register as an "investment company" under the Investment Company Act; or

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  to reflect the appointment of a successor trustee.

        The trust agreement applicable to a trust may be amended by the holders of a majority in aggregate liquidation amount of the trust common securities and the property trustee with the consent of holders representing not less than a majority in aggregate liquidation amount of the outstanding trust preferred securities and receipt by the property trustee and the Delaware trustee of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust's not being taxable other than as a grantor trust for United States federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act.

        Without the consent of each holder of trust preferred securities affected by the amendment or related exercise of power, the trust agreement applicable to a trust may not be amended to change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date or restrict the right of a holder of trust securities to institute suit for the enforcement of any payment due.

        So long as any debt securities are held by a trust, the respective property trustee will not:

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  direct the time, method and place of conducting any proceeding for any remedy available to the trustee for the debt securities under the related indenture, or execute any trust or power conferred on the property trustee with respect to the related debt securities;

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  waive any past default that is waivable under the applicable indenture;

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  exercise any right to rescind or annul a declaration that the debt securities shall be due and payable; or

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  consent to any amendment, modification or termination of the applicable indenture or the related debt securities, where consent shall be required;

without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate liquidation amount of the trust preferred securities issued by such trust, except that, if a consent under the applicable indenture would require the consent of each holder of debt securities affected by the consent, no consent will be given by the property trustee without the prior written consent of each holder of the trust preferred securities issued by such trust.

        A property trustee may not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities issued by its respective trust except by subsequent vote of the holders of such trust preferred securities. The property trustee will notify each holder of trust preferred securities of any notice of default with respect to the related debt securities. In addition, before taking any of the foregoing actions, the property trustee will obtain an opinion of counsel experienced in relevant matters to the effect that the trust will not be taxable other than as a grantor trust for United States federal income tax purposes on account of the action.

        Any required approval of holders of trust preferred securities issued by a trust may be given at a meeting of holders of those trust preferred securities convened for the purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each registered holder of trust preferred securities in the manner set forth in the applicable trust agreement.

        No vote or consent of the holders of trust preferred securities issued by a trust will be required to redeem and cancel those trust preferred securities in accordance with the applicable trust agreement. See above under "—Redemption."

        Notwithstanding that holders of trust preferred securities issued by a trust are entitled to vote or consent under any of the circumstances described above, any of those trust preferred securities that are owned by us, the respective property trustee or Delaware trustee, or any affiliate of us or either trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

        If an event of default has occurred and is continuing under the applicable indenture, and the trustee for the related debt securities and the holders of those debt securities have failed to declare the principal due and payable, the holders of at least 33% in aggregate liquidation amount of the related outstanding trust preferred securities shall have this right.

        If an event of default has occurred and is continuing under a trust agreement and the event is attributable to our failure to pay any amounts payable in respect of debt securities on the date the amounts are otherwise payable, a registered holder of trust preferred securities may institute a direct action against us for enforcement of payment to the holder of an amount equal to the amount payable in respect of debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities held by the holder, which we refer to in this discussion as a "Direct Action." We will have the right under the applicable indenture to set-off any payment made to the holders of trust preferred securities by us in connection with a Direct Action.

        We may not amend the applicable indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all the trust preferred securities. Furthermore, so long as any of the trust preferred securities are outstanding

  •
  no modification of the applicable indenture may be made that adversely affects the holders of the trust preferred securities in any material respect,

  •
  no termination of the applicable indenture may occur, and

  •
  no waiver of any event of default or compliance with any covenant under the applicable indenture may be effective,

without the prior consent of the holders of at least a majority of the aggregate liquidation amount of the outstanding trust preferred securities unless and until the principal of, accrued and unpaid interest on and premium, if any, on the related debt securities have been paid in full and certain other conditions are satisfied.

        With certain exceptions, the holders of the trust preferred securities would not be able to exercise directly any remedies available to the holders of the debt securities except under the circumstances described in this section.

Resignation, Removal of Property Trustee and Delaware Trustee; Appointment of Successors

        The property trustee or the Delaware trustee of a trust may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in liquidation amount of that trust's outstanding trust preferred securities delivered to the trustee to be removed and to us. No resignation or removal of either of the trustees and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the trust agreement. So long as no event of default or event that would become an event of default has occurred and is continuing, and except with respect to a trustee appointed by an action of the holders, if we have delivered to either the property trustee or the Delaware trustee a resolution of our board of directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the trust agreement, the property trustee or the Delaware trustee, as the case may be, will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the trust agreement.

Mergers, Consolidations, Amalgamations or Replacements of a Trust

        A trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any entity, except as described below or as otherwise set forth in the applicable trust agreement. A trust may, at the request of the holders of its trust common securities and with the consent of the holders of at least a majority in aggregate liquidation amount of its outstanding trust preferred securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state, so long as:

  •
  the successor entity either expressly assumes all the obligations of the trust with respect to its trust preferred securities or substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities, which we refer to in this prospectus as the successor securities, so long as the successor securities have the same priority as the trust preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

  •
  a trustee of the successor entity, possessing the same powers and duties as the property trustee, is appointed to hold the related debt securities;

  •
  the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust preferred securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

  •
  the trust preferred securities or any successor securities are listed or quoted, or any successor securities will be listed or quoted upon notification of issuance, on any national securities exchange or with another organization on which the trust preferred securities are then listed or quoted;

  •
  the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities, including any successor securities, in any material respect;

  •
  the successor entity has a purpose substantially identical to that of the trust;

  •
  prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the property trustee has received an opinion from independent counsel experienced in relevant matters to the effect that such transaction does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities, including any successor securities, in any material respect and following such transaction, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

  •
  we or any permitted successor or assignee owns all the trust common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the applicable guarantee.

        Notwithstanding the foregoing, a trust may not, except with the consent of holders of 100% in aggregate liquidation amount of its trust preferred securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if the consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity to be taxable other than as a grantor trust for United States federal income tax purposes.

Expenses and Taxes

        In each of the trust agreements, we have agreed to pay:

  •
  all debts and other obligations, other than with respect to the trust preferred securities issued by a trust, and all costs and expenses of the trust, including the costs and expenses relating to the organization of a trust, the fees and expenses of the property trustee and the Delaware trustee and the costs and expenses relating to the operation of the trust; and

  •
  any and all taxes and all costs and expenses with respect to them, other than withholding taxes, to which the trust might become subject.

Information Concerning the Property Trustees

        Each property trustee, other than during the occurrence and continuance of an event of default, undertakes to perform only the duties as are specifically set forth in the applicable trust agreement and, after an event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, each property trustee is under no obligation to exercise any of the powers vested in it by the trust agreements at the request of any holder of trust preferred securities issued by the respective trust unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred by exercising these powers.

Miscellaneous

        The administrators and the property trustee relating to each trust are authorized and directed to conduct the affairs of and to operate the trust in such a way that the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or taxable other than as a grantor trust for United States federal income tax purposes and so that the debt securities held by that trust will be treated as indebtedness of ours for United States federal income tax purposes. In this regard, the administrators, each property trustee and the holders of trust common securities issued by the respective trust are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the trust or the applicable trust agreement, that the administrators, the property trustee and the holders of trust common securities determine in their discretion to be necessary or desirable for these purposes, as long as this action does not materially adversely affect the interests of the holders of the trust preferred securities.

        Holders of the trust preferred securities have no preemptive or similar rights.

        A trust may not borrow money or issue debt or mortgage or pledge any of its assets.

Governing Law

        The trust agreement and the trust preferred securities of each trust will be governed by Delaware law.

DESCRIPTION OF GUARANTEES

        Each guarantee will be executed and delivered by us concurrently with the issuance of trust preferred securities by a trust for the benefit of the holders from time to time of the trust preferred securities. We will appoint a guarantee trustee under each guarantee. Each guarantee trustee will hold the respective guarantee for the benefit of the holders of the trust preferred securities issued by the related trust. Each guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. We have summarized below certain provisions of the guarantees. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the guarantee, including the definitions in the guarantee of certain terms. The form of guarantee agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

General

        We will fully and unconditionally agree, to the extent described herein, to pay the guarantee payments, as defined below, to the holders of the trust preferred securities issued by each trust, as and when due, regardless of any defense, right of set-off or counterclaim that a trust may have or assert other than the defense of payment. The following payments with respect to the trust preferred securities, to the extent not paid or made by or on behalf of the respective trust, which payments we refer to in this discussion as the "guarantee payments," will be subject to the respective guarantee:

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  any accumulated and unpaid distributions required to be paid on the trust preferred securities, to the extent that the trust has funds on hand available for payment of these distributions at this time;

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  the redemption price with respect to any trust preferred securities called for redemption, to the extent that the trust has funds on hand available for payment of the redemption price at this time; and

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  upon a voluntary or involuntary dissolution, winding up or liquidation of the trust, unless the related debt securities are distributed to holders of the trust preferred securities, the lesser of:

  (1)
  the aggregate of the liquidation amount and all accumulated and unpaid distributions to the date of payment, to the extent that the trust has funds on hand available for these payments at this time; and

  (2)
  the amount of assets of the trust remaining available for distribution to holders of the trust preferred securities on liquidation of the trust.

        Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the trust preferred securities or by causing the trust to pay these amounts to the holders.

        Each guarantee will be an irrevocable guarantee of the obligations of the respective trust under its trust preferred securities, but will apply only to the extent that the trust has funds sufficient to make these payments, and is not a guarantee of collection.

        If we do not make payments on the debt securities held by a trust, the trust will not be able to pay any amounts payable in respect of its trust preferred securities and will not have funds legally available for these payments. The applicable prospectus supplement will describe the ranking of the guarantee. See "—Status of the Guarantees." The guarantees do not limit our incurrence or issuance of other secured or unsecured debt, including Senior Indebtedness, whether under the applicable indenture, any other indenture that we may enter into in the future or otherwise.

        We have, through the guarantees, the trust agreements (including our agreement to pay the expenses of the trust contained in the related trust agreement), the applicable debt securities and the related indenture, taken together, fully, irrevocably and unconditionally guaranteed all of each trust's obligations under its trust preferred securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each trust's obligations in respect of its trust preferred securities. See "Relationship Among Trust Preferred Securities, Debt Securities and Guarantees."

Status of the Guarantees

        Each guarantee will constitute an unsecured obligation of ours. The applicable prospectus supplement will describe the ranking of each guarantee.

        Each guarantee will constitute a guarantee of payment and not of collection; specifically, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity. Each guarantee will be held by the respective guarantee trustee for the benefit of the holders of the related trust preferred securities. A guarantee will not be discharged except by payment of the applicable guarantee payments in full to the extent not paid or distributed by the respective trust.

Amendments and Assignment

        Except with respect to any changes that do not materially adversely affect the rights of holders of the related trust preferred securities, in which case no vote will be required, a guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the related trust preferred securities. The manner of obtaining this type of approval will be as set forth under "Description of Trust Preferred Securities—Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in each guarantee shall bind the successors, assigns, receivers, trustees and representatives of ours and shall inure to the benefit of the holders of the related trust preferred securities then outstanding.

Events of Default

        An event of default under a guarantee will occur upon our failure to perform any of our payment or other obligations under the guarantee, or to perform any other obligation if such default remains unremedied for 30 days.

        The holders of not less than a majority in aggregate liquidation amount of the related trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. Any registered holder of trust preferred securities may institute a legal proceeding directly against us to enforce its rights under the related guarantee without first instituting a legal proceeding against the related trust, the guarantee trustee or any other person or entity.

        We, as guarantor, are required to file annually with each guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under each guarantee.

Consolidation, Merger, Sale of Assets and Other Transactions

        Each guarantee provides that we will not consolidate with or merge into any other corporation or sell or otherwise dispose of our properties as or substantially as an entirety to any person, unless the successor or transferee corporation or the person which receives such properties pursuant to such sale, transfer or other disposition is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and such successor or transferee corporation or the person which receives such properties pursuant to such sale, transfer or other disposition expressly assumes our obligations under the guarantee.

Information Concerning the Guarantee Trustee

        Each guarantee trustee, other than during the occurrence and continuance of a default by us in performance of the related guarantee, undertakes to perform only such duties as are specifically set forth in the applicable guarantee agreement. After a default with respect to the guarantee, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee agreement at the request of any holder of the trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might thereby incur.

Termination of the Guarantees

        Each guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the related trust preferred securities, upon full payment of the amounts payable with respect to the trust preferred securities upon liquidation of the respective trust and upon distribution of the related debt securities to the holders of the trust preferred securities. Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related trust preferred securities must restore payment of any sums paid under the related trust preferred securities or the related guarantee.

Governing Law

        Each guarantee will be governed by New York law.

RELATIONSHIP AMONG TRUST PREFERRED SECURITIES,
DEBT SECURITIES AND GUARANTEES

Full and Unconditional Guarantee

        Payments of distributions and other amounts due on the trust preferred securities issued by a trust, to the extent the trust has funds available for the payment, are irrevocably guaranteed by us as and to the extent set forth under "Description of Guarantees." Taken together, our obligations under the related debt securities, the applicable indenture, the related trust agreement (including our agreement to pay the expenses of the trust, except payments in respect of the trust securities, contained in the trust agreement) and the related guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities issued by a trust. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each trust's obligations in respect of the related trust preferred securities. If and to the extent that we do not make payments on the debt securities issued to a trust, the trust will not have sufficient funds to pay distributions or other amounts due on its trust preferred securities. A guarantee does not cover payment of amounts payable with respect to the trust preferred securities issued by a trust when the trust does not have sufficient funds to pay these amounts. In this event, the remedy of a holder of the trust preferred securities is to institute a legal proceeding directly against us for enforcement of payment of our obligations under debt securities having a principal amount equal to the liquidation amount of the trust preferred securities held by the holder.

Sufficiency of Payments

        As long as payments are made when due on the debt securities issued to a trust, these payments will be sufficient to cover distributions and other payments distributable on the trust preferred securities issued by that trust, primarily because:

  •
  the aggregate principal amount of the debt securities will be equal to the sum of the aggregate stated liquidation amount of the trust preferred securities and trust common securities;

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  the interest rate and interest and other payment dates on the debt securities will match the distribution rate, distribution dates and other payment dates for the trust preferred securities;

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  we will pay for any and all costs, expenses and liabilities of the trust except the trust's obligations to holders of the related trust securities; and

  •
  the applicable trust agreement further provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

        Notwithstanding anything to the contrary in the applicable indenture, we have the right to set-off any payment we are otherwise required to make under that indenture against and to the extent we have previously made, or are concurrently on the date of the payment making, a payment under a guarantee.

Enforcement Rights of Holders of Trust Preferred Securities

        Under the circumstances set forth under "Description of Trust Preferred Securities—Enforcement of Certain Rights by Holders of Trust Preferred Securities," holders of trust preferred securities may bring a Direct Action against us.

        A holder of any trust preferred security may institute a legal proceeding directly against us to enforce its rights under the related guarantee without first instituting a legal proceeding against the related guarantee trustee, the related trust or any other person or entity. See "Description of Guarantees."

Limited Purpose of Trust

        The trust preferred securities issued by a trust represent preferred undivided beneficial interests in the assets of the trust, and the trust exists for the sole purpose of issuing its trust preferred securities and trust common securities and investing the proceeds of these trust securities in debt securities. A principal difference between the rights of a holder of a trust preferred security and a holder of a debt security is that a holder of a debt security is entitled to receive from us payments on debt securities held, while a holder of trust preferred securities is entitled to receive distributions or other amounts distributable with respect to the trust preferred securities from a trust, or from us under a guarantee, only if and to the extent the trust has funds available for the payment of the distributions.

Rights Upon Dissolution

        Upon any voluntary or involuntary dissolution of a trust, other than any dissolution involving the distribution of the related debt securities, after satisfaction of liabilities to creditors of the trust as required by applicable law, the holders of the trust preferred securities issued by the trust will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See "Description of Trust Preferred Securities—Liquidation Distribution Upon Dissolution." Since we are the guarantor under each of the guarantees and have agreed to pay for all costs, expenses and liabilities of each trust, other than each trust's obligations to the holders of the respective trust securities, the positions of a holder of trust preferred securities and a holder of debt securities relative to other creditors and to our shareholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

DESCRIPTION OF COMMON STOCK

General

        The following descriptions of our common stock and the relevant provisions of our restated articles of incorporation and by-laws are summaries and are qualified by reference to our restated articles of incorporation and by-laws which have been previously filed with the SEC and are exhibits to this registration statement, of which this prospectus is a part, as well as the applicable Missouri General and Business Corporation Law.

        Under our restated articles of incorporation, we are authorized to issue 400 million shares of common stock, $.01 par value per share, and 100 million shares of preferred stock, $.01 par value per share. At March 31, 2002, 144,200,000 shares of common stock and no shares of preferred stock were outstanding. In March 2002, we issued equity security units pursuant to which we may issue between 7,402,320 and 8,734,020 additional shares of common stock on or before May 15, 2005 in settlement of the purchase contracts comprising a portion of the units.

Dividend Rights and Limitations

        The holders of our common stock are entitled to receive such dividends as our board of directors may from time to time declare, subject to any rights of the holders of our preferred stock, if any is issued. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or otherwise transfer funds to us. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances.

Voting Rights

        Except as otherwise provided by law and subject to the voting rights of holders of our preferred stock, the holders of our common stock have the exclusive right to vote for the election of directors and for all other purposes. Each holder of our common stock is entitled to one vote per share on all matters submitted to a vote at a meeting of shareholders, including the election of directors, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares voting for the election of directors will not be able to elect any directors. The common stock shall vote together as a single class. The holders of our common stock are not entitled to cumulate votes for the election of directors. At annual and special meetings of stockholders, a majority of the outstanding shares of common stock constitutes a quorum.

Liquidation Rights

        In the event of any liquidation, dissolution or winding up of our affairs, voluntarily or involuntarily, the holders of our common stock will be entitled to receive the remainder, if any, of our assets after the payment of all our debts and liabilities and after the payment in full of any preferential amounts to which holders of any preferred stock may be entitled.

Miscellaneous

        The outstanding shares of common stock are, and the shares of common stock sold hereunder will be, upon payment for them, fully paid and nonassessable. The holders of our common stock are not entitled to any preemptive or preferential rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Our common stock does not contain any redemption provisions or conversion rights.

Transfer Agent and Registrar

        Ameren Services Company acts as transfer agent and registrar for the common stock.

Shareholder Rights Plan

        On October 9, 1998, our board of directors adopted a shareholder rights plan and declared a dividend of one preferred share purchase right for each outstanding share of our common stock. The plan is designed to assure shareholders of fair and equal treatment in the event of a proposed takeover. Each right entitles the registered holder to purchase from us one one-hundredth of a share of Series A junior participating preferred stock, par value $.01 per share, at an exercise price of $180 per one one-hundredth of a share of such preferred stock, subject to adjustment. The rights will become exercisable only if a person or group acquires 15% or more of our common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of our common stock. If a person or group acquires 15% or more of our outstanding common stock, each right will entitle its holder (other than such person or members of such group) to purchase, at the right's then-current exercise price, a number of shares of our common stock having a market value of twice such price. In addition, if we are acquired in a merger or other business combination transaction after a person or group has acquired 15% or more of our outstanding common stock, each right will entitle its holder to purchase, at the right's then-current exercise price, a number of shares of the acquiring company's common stock having a market value of twice such price. The acquiring person or group will not be entitled to exercise these rights.

        The SEC approved the plan under the Public Utility Holding Company Act of 1935 in December 1998. The rights were issued as a dividend payable January 8, 1999, to shareholders of record on that date. The rights will expire on October 9, 2008. One right will accompany each new share of our common stock issued prior to such expiration date. The rights do not have voting or dividend rights, and until they become exercisable, have no dilutive effect on our per-share earnings.

        We have 4 million shares of preferred stock initially reserved for issuance upon exercise of the rights. There is no junior participating preferred stock issued or outstanding as of the date of this prospectus.

        The description and terms of the rights are set forth in an agreement between us and EquiServe Trust Company, N.A. (successor to First Chicago Trust Company of New York), as rights agent. The proceeding summary of the rights and the shareholder rights plan is qualified in its entirety by reference to the rights agreement and the description thereof each contained in our registration statement on Form 8-A dated November 23, 1998, which is incorporated by reference into this prospectus.

Certain Anti-Takeover Matters

        Our restated articles of incorporation and by-laws include a number of provisions that may have the effect of discouraging persons from acquiring large blocks of our stock or delaying or preventing a change in our control. The material provisions that may have such an effect include:

  •
  authorization for our board of directors (subject to any required regulatory approval) to issue our preferred stock in series and to fix rights and preferences of the series (including, among other things, whether, and to what extent, the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters);

  •
  advance notice procedures with respect to nominations of directors or proposals other than those adopted or recommended by our board of directors;

  •
  the prohibition of shareholder action by less than unanimous written consent without a meeting; and

  •
  provisions specifying that only the chief executive officer or the board of directors (by a majority vote of the entire board of directors) may call special meetings of stockholders, and that the chairman of the meeting may adjourn a meeting of stockholders from time to time, whether or not a quorum is present.

        In addition, the Missouri General and Business Corporation Law, or the MGBCL, contains certain provisions, including business combination provisions that would be applicable to certain mergers, share exchanges or sales of substantially all assets involving us or a subsidiary and a significant shareholder and which could have the effect of substantially increasing the cost to the acquiror and thus discouraging any such transaction. The MGBCL permits shareholders to adopt an amendment to the articles of incorporation opting out of the business combination provisions, and our restated articles of incorporation opt out of such provisions.

        Under the Illinois Public Utilities Act, approval of the Illinois Commerce Commission is required for any transaction which, regardless of the means by which it is accomplished, results in a change in the ownership of a majority of the voting capital stock of an Illinois public utility or the ownership or control of any entity which owns or controls a majority of the voting capital stock of a public utility. Because we control a majority of the voting stock of AmerenCIPS and AmerenUE, both public utilities subject to Illinois utility regulation, any change in our ownership or control, within the meaning of the Illinois Public Utilities Act, would require Illinois Commerce Commission approval. Certain acquisitions by any person of our outstanding voting shares would also require approval of the SEC under the Public Utility Holding Company Act of 1935.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

        We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock at a future date or dates, or warrants. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts or warrants are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and beneficial interests in:

  •
  senior debt securities or subordinated debt securities,

  •
  debt obligations of third parties, including U.S. treasury securities, or

  •
  trust preferred securities issued by trusts, all of whose common securities are owned by us or by one of our subsidiaries,

securing the holders' obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

        The applicable prospectus supplement will describe the terms of the stock purchase contracts, stock purchase units or warrants, including, if applicable, collateral or depositary arrangements.

BOOK-ENTRY SYSTEM

        Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities (other than debt securities issued to a trust) and trust preferred securities will initially be issued in the form of one or more global securities, in registered form, without coupons. The global security will be deposited with, or on behalf of, the depository, and registered in the name of the depository or a nominee of the depository. Unless otherwise indicated in the applicable prospectus supplement, the depository for any global securities will be The Depository Trust Company, or DTC.

        So long as the depository, or its nominee, is the registered owner of a global security, such depository or such nominee, as the case may be, will be considered the owner of such global security for all purposes under the applicable indenture, including for any notices and voting. Except in limited circumstances, the owners of beneficial interests in a global security will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of any such securities and will not be considered the registered holder thereof under the applicable indenture. Accordingly, each person holding a beneficial interest in a global security must rely on the procedures of the depository and, if such person is not a direct participant, on procedures of the direct participant through which such person holds its interest, to exercise any of the rights of a registered owner of such security.

        Global securities may be exchanged in whole for certificated securities only if:

  •
  the depository notifies us that it is unwilling or unable to continue as depository for the global securities or the depository has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 and, in either case, we thereupon fail to appoint a successor depository within 90 days:

  •
  we, at our option, notify the trustee in writing that we elect to cause the issuance of certificated securities; or

  •
  there shall have occurred and be continuing an event of default with respect to the applicable securities of any series.

In any such case, we have agreed to notify the applicable trustee in writing that, upon surrender by the direct participants and indirect participants of their interest in such global securities, certificated securities representing the applicable securities will be issued to each person that such direct participants and indirect participants and the depository identify as being the beneficial owner of such securities.

        The following is based solely on information furnished by DTC:

        DTC will act as depository for the global securities. The global securities will be issued as fully-registered securities registered in the name of Cede & Co., DTC's partnership nominee. One fully-registered global security certificate will be issued for each issue of the global securities, each in the aggregate principal amount of such issue and will be deposited with DTC.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing corporation" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

        Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which are referred to as indirect participants and, together with the direct participants, the participants. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of global securities under the DTC system must be made by or through direct participants, who will receive a credit for such purchases of global securities on DTC's records. The ownership interest of each actual purchaser of each global security, or beneficial owner, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except in the event that use of the book-entry system for the global securities is discontinued.

        To facilitate subsequent transfers, all global securities deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of global securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities; DTC's records reflect only the identity of the direct participants to whose accounts such global securities are credited which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        If the global securities are redeemable, redemption notices shall be sent to Cede & Co. If less than all of the global securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

        Neither DTC nor Cede & Co. will consent or vote with respect to the global securities. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants whose accounts the global securities are credited on the record date, identified in a listing attached to the omnibus proxy.

        Principal, interest and premium payments, if any, on the global securities will be made to DTC in immediately available funds. DTC's practice is to credit direct participants' accounts on the date on which interest is payable in accordance with the respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, the trustee for such securities, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest and premium, if any, on any of the aforementioned securities represented by global securities to DTC is the responsibility of the appropriate trustee and us. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of the participants.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources, including DTC, that we believe to be reliable, but we take no responsibility for the accuracy thereof.

        The underwriters, dealers or agents of any of the securities may be direct participants of DTC.

        None of the trustees, us or any agent for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

PLAN OF DISTRIBUTION

        We may sell the securities:

  •
  through underwriters or dealers;

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  directly;

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  through agents; or

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  through any combination of the above.

        The applicable prospectus supplement will set forth the terms under which the securities are offered, including the name or names of any underwriters, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting underwriters' compensation, any initial offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

        Any initial offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

        If underwriters are used in an offering, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of those firms. The specific managing underwriter or underwriters, if any, will be named in the prospectus supplement relating to the particular securities together with the members of the underwriting syndicate, if any. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the particular securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities being offered if any are purchased.

        We may sell the securities directly or through agents we designate from time to time. The applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the securities in respect of which such prospectus supplement is delivered and any commissions payable by us to such agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

        Any underwriters utilized may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the particular offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions.

        Any underwriters, dealers or agents participating in the distribution of the securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Agents, dealers and underwriters may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect of these liabilities. Agents, dealers and underwriters may engage in transactions with or perform services for us in the ordinary course of business.

        Unless otherwise specified in a prospectus supplement, except for our common stock, which is listed on the New York Stock Exchange, the securities will not be listed on a national securities exchange or the Nasdaq Stock Market. No assurance can be given that any broker-dealer will make a market in any series of the securities, and, in any event, no assurance can be given as to the liquidity of the trading market for any of the securities. The prospectus supplement will state, if known, whether or not any broker-dealer intends to make a market in the securities. If no such determination has been made, the prospectus supplement will so state.

LEGAL MATTERS

        Steven R. Sullivan, Esq., our Vice President, General Counsel and Secretary, will pass upon the validity of the offered securities (except the trust preferred securities) for us and Richards, Layton & Finger, P.A., as special Delaware counsel for Ameren Capital Trust I, Ameren Capital Trust II and us, will pass upon the validity of the trust preferred securities for each trust and us. Pillsbury Winthrop LLP, New York, New York, will pass upon the validity of the offered securities for any underwriters, dealers, purchasers or agents. Pillsbury Winthrop LLP represents us from time to time in connection with various matters.

EXPERTS

        The consolidated financial statements as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, incorporated in this prospectus by reference to our Current Report on Form 8-K dated February 14, 2002 have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        No dealer, salesperson or other person is authorized to give any information to or represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.

TABLE OF CONTENTS
Prospectus Supplement

5,500,000 Shares

Ameren Corporation

Common Stock

Goldman, Sachs & Co.
Lehman Brothers
Banc of America Securities LLC
JPMorgan

QuickLinks

PROSPECTUS SUPPLEMENT SUMMARY
Ameren Corporation
CILCORP Acquisition
Recent Developments
The Offering
Summary Financial Data
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
PRICE RANGE OF COMMON STOCK AND DIVIDENDS
UNDERWRITING
LEGAL MATTERS
TABLE OF CONTENTS
RISK FACTORS
AMEREN CORPORATION
AMEREN CAPITAL TRUST I AND AMEREN CAPITAL TRUST II
WHERE YOU CAN FIND MORE INFORMATION
RATIOS OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
FORWARD-LOOKING STATEMENTS
ABOUT THIS PROSPECTUS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF TRUST PREFERRED SECURITIES
DESCRIPTION OF GUARANTEES
RELATIONSHIP AMONG TRUST PREFERRED SECURITIES, DEBT SECURITIES AND GUARANTEES
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
BOOK-ENTRY SYSTEM
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS